EXHIBIT 2.1
CONFORMED COPY
UNIT PURCHASE AGREEMENT
dated November 2, 2006
by and among
WebMD Health Corp.
and
Subimo, LLC,
the Principal Unitholders named herein
and
the Sellers named herein

UNIT PURCHASE AGREEMENT
     THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is dated as of the second day of November, 2006, by and among (i) WebMD Health Corp., a Delaware corporation (the “Buyer”), (ii) Subimo, LLC, a Delaware limited liability company (the “Company”), (iii) Ann Mond Johnson, John R. Fiacco, Joseph R. Donlan, Tracy J. Heilman, Anthony Cagle, David Shevock, and Gail Matejcic (each a “Principal Unitholder” and, collectively, the “Principal Unitholders”), being the holders of a majority of the limited liability company interests of the Company, and (iv) upon their respective execution of the Joinder at the Closing, each Person identified on Schedule 1.1 hereto (collectively, with the Principal Unitholders, the “Sellers”). Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in Section 9.
RECITALS
     WHEREAS, the Company is engaged in the business of providing employers, health plans, and consumers with online health related content, tools or applications that assist employees, plan members, and consumers in managing their health care costs, improving care, and/or making benefit, treatment, provider, or other health-related decisions (the “Business”).
     WHEREAS, immediately prior to the Closing, the Sellers will own all of the Units;
     WHEREAS, the Sellers desire to sell all of the Units to the Buyer, and the Buyer desires to purchase the Units from the Sellers, upon the terms and subject to the conditions contained in this Agreement; and
     WHEREAS, contemporaneously herewith, each of the Principal Unitholders have entered into employment agreements with the Company (each an “Employment Agreement” and, collectively, the “Employment Agreements”) that will become effective as of the Closing provided the respective party thereto is still employed by the Company.
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer, the Company and the Sellers agree as follows:
          1. SALE AND PURCHASE OF UNITS.
          1.1. Agreement to Sell. Subject to the terms and conditions set forth in this Agreement, each of the Sellers agrees to sell to the Buyer, and the Buyer agrees to purchase from each such Seller, at the Closing (as defined in Section 2.1), the Units owned by such Seller, or, in the case of the Options, to be owned by such Seller upon exercise thereof, as set forth opposite such Seller’s name on Schedule 1.1 hereto.
          1.2. Purchase Price.
               (a) In consideration for the Units, the Buyer shall pay to the Sellers in the manner set forth below, as the aggregate purchase price for all of the Units (the “Closing Purchase Price”) an amount equal to the sum of (i) US$34,000,000 (the “Cash Payment”) (as adjusted pursuant to Section 1.3), plus (ii) the Deferred Consideration, less (iii) the Transaction Expenses, subject to adjustment, at Closing and thereafter, as provided in Section 1.3, less (iv) Indebtedness, and plus or minus (v) the Purchase Price Adjustment, if any (as finally adjusted pursuant to Section 1.3, the “Purchase Price”).
               (b) [Intentionally Omitted].
               (c) On the Closing Date, the Buyer shall pay to the Sellers in cash, by wire transfer of immediately available funds to the account or accounts identified by the Seller Representative in writing at least two (2) Business Days prior to the Closing Date, an amount (the “Cash Purchase Price”) equal to (i) the Cash Payment (as adjusted pursuant to Section 1.3(a)), less (ii) the Cash Portion of the Transaction Expenses, and less (iii)

Indebtedness. At the Closing, the Cash Purchase Price shall be distributed among the Sellers pro rata in accordance with the percentages set forth on Schedule 1.1 (as updated on or prior to the Closing to reflect the exercise of Options) (with respect to each Seller, his, her or its “Pro Rata Share”), by wire transfer of immediately available funds; provided, that the amount of cash paid by Buyer and distributed to individual Sellers pursuant to this Section 1.2(c) shall be appropriately reduced to reflect (x) deductions authorized by Sellers pursuant to Section 2.2(a)(ii) and (y) any payments to Option holders that are to be made pursuant to arrangements implemented under Section 1.5.
               (d) Except as otherwise provided herein:
                    (i) On the date that is the earlier to occur of (1) a Change of Control, and (2) the Deferred Consideration Payment Date (the “Triggering Date”), the Buyer shall promptly issue, without limitation or contingencies, to the Sellers’ Broker the Sellers’ Broker’s Shares and (after giving effect to the issuance of the Sellers’ Broker’s Shares) shall issue to each Seller its Pro Rata Share of the Deferred Consideration.
                    (ii) If (1) on the Triggering Date, or (2) if prior to the Triggering Date, in the event the Buyer delivers the Registration Notice pursuant to Section 11.1, on the earlier to occur of (y) the date the Seller Registration Statement is declared effective by the SEC or (z) the date the Buyer notifies the Seller Representative that the Seller Registration Statement will not be declared effective by the SEC, but in no event later than sixty (60) days after the filing of the Seller Registration Statement ((1) or (2) above, whichever is applicable, is referred to herein as the “Applicable Date”), the aggregate value of the cash portion of the Subsequent Consideration, if any, paid plus the number of Shares issued, or to be issued, pursuant to this Section 1.2(d) (including the Sellers’ Broker’s Shares) is less than (I) $15,600,000 less (II) the amount of any Damages that are set off from time to time pursuant to Buyer’s right of setoff under Section 13.7 below) (the “Protection Value”), based upon the average closing price on NASDAQ (or any exchange on which the Common Stock is then listed, or if the Common Stock is not so listed, then as reasonably determined by the Board of Directors of Buyer) for the Common Stock for the five (5) Business Days prior to the Applicable Date (the value of such cash portion of the Subsequent Consideration, if any, plus Shares being referred to as the “Deferred Consideration Payment Date Value”), then, in addition to the Subsequent Consideration (including the Sellers’ Broker Shares) the Buyer shall issue or pay, as applicable, to the Sellers’ Broker and to the Sellers, in the aggregate, the amount by which the Deferred Consideration Payment Date Value is less than the Protection Value (the “Downside Protection Obligation”) in the form of additional Shares and/or in cash, as determined by Buyer in its sole discretion. The issuance of additional Shares or the payment of additional cash in satisfaction of the Downside Protection Obligation shall be made on a pro rata basis based on the number of Shares that would have otherwise been issuable to the Sellers’ Broker and each Seller as calculated immediately prior to the adjustments contemplated by this Section 1.2(d)(ii).
                    (iii) Notwithstanding any other provision of this Agreement, in the event of the Termination of Continued Employment of a Founder on or prior to the Deferred Consideration Payment Date, the Buyer shall have no obligation to issue to such Founder his or her Pro Rata Share of the Deferred Consideration (including the Downside Protection Obligation, if any) until the date that is the earlier to occur of (i) a Change of Control, and (ii) the Secondary Deferred Consideration Payment Date (the “Secondary Triggering Date”). For the avoidance of doubt, in the event of the Termination of Continued Employment of a Founder on or prior to the Deferred Consideration Payment Date, the Downside Protection Obligation with respect to such Founder shall be calculated as of the Applicable Date even if such Founder’s Pro Rata Share of the Deferred Consideration (including the Downside Protection Obligation, if any) is not issued until the Secondary Triggering Date.
          1.3. Adjustments to Purchase Price.
               (a) At the Closing, the Seller Representative shall deliver to the Buyer a good faith estimate of the Indebtedness and the Closing Net Working Capital (the “Estimated Net Working Capital”). If the Estimated Net Working Capital is less than $650,000 (the “Closing Net Working Capital Target”), the Cash Purchase Price initially payable at the Closing shall be reduced by the amount by which the Closing Net Working Capital Target exceeds the Estimated Net Working Capital (the “Initial Net Working Capital Deficiency”). The adjustment made to the Cash Purchase Price initially payable at the Closing pursuant to this paragraph (a) is referred to herein as the “Initial Adjustment,” and shall be subject to subsequent adjustment as provided in paragraphs (b), (c) and (d) below.
               (b) Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller Representative a balance sheet of the Company as of the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP applied on a basis consistent with the Most Recent Audited Balance Sheet, except for normal recurring year-end adjustments and the absence of footnotes (the “Final Closing Statement”). Calculations of Closing Net Working Capital shall be made based upon the Final Closing Statement in accordance with and on substantially the same basis as the Pro Forma Closing Net Working Capital attached hereto as Exhibit B. The Buyer shall permit the Seller Representative and its accountants to consult with the Buyer’s accountants in connection with the preparation of the Final Closing Statement and shall permit the Seller Representative’s accountants at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation thereof (subject to the execution of any confidentiality and indemnification agreements required to be executed by the Buyer’s accountants).
               (c) When the Buyer delivers the Final Closing Statement, the Buyer shall also deliver a certificate (i) certifying that the Final Closing Statement was prepared in accordance with GAAP and in accordance with the procedures set forth in paragraph (b) above, and (ii) containing the Buyer’s calculations, based on the Final Closing Statement (the “Buyer’s Proposed Calculations”), of the Closing Net Working Capital, Indebtedness and Transaction Expenses. Within thirty (30) days after receipt of the Final Closing Statement and the accompanying certificate, the Seller Representative shall notify the Buyer of its agreement or disagreement with the Final Closing Statement and the accuracy of any of the Buyer’s Proposed Calculations, provided that if the Seller Representative disagrees with any of the foregoing, it shall provide a reasonably detailed explanation of such disagreement. If the Seller Representative disputes any aspect of the Final Closing Statement or the amount of any of the Buyer’s Proposed Calculations, then the Seller Representative shall have the right to direct its independent accountants, at the Sellers’ expense, to review and test the Final Closing Statement. The Seller Representative’s accountants shall complete their review and test within thirty (30) days after the date the Seller Representative disputes the Buyer’s Proposed Calculations. If the Seller Representative and its independent accountants, after such review and test, still disagree with the Buyer’s Proposed Calculations, and the Buyer does not accept the Seller Representative’s proposed alternative calculations (the “Seller Representative’s Proposed Calculations”), then the Buyer and the Seller Representative shall promptly select another nationally recognized independent accounting firm (other than the Company’s and the Buyer’s current independent accountants) (such accounting firm being the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) within thirty (30) days after the date of the Seller Representative’s rejection of the Buyer’s Proposed Calculations by conducting its own review and test of the Final Closing Statement and thereafter selecting either the Sellers’ Proposed Calculations of the Remaining Disputed Items or the Buyer’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Each of the Sellers and the Buyer agrees that it shall be bound by the Independent Accounting Firm’s determination of the Remaining Disputed Items. The fees and expenses of the Independent Accounting Firm shall be paid 50% by the Sellers and 50% by the Buyer, provided, however, that if the difference between the Closing Net Working Capital and the Closing Net Working Capital that would have resulted from the use of the Proposed Calculations of one of the parties hereto (the “Erroneous Party”) is more than twice as great as the difference between the Closing Net Working Capital and the Closing Net Working Capital that would have resulted from the use of the other party’s Proposed Calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.
               (d) Upon the determination pursuant to paragraph (c) of this Section 1.3 of the Final Closing Statement and the Closing Net Working Capital, the Closing Purchase Price shall be recalculated pursuant to the formula contained in Section 1.2(a) using the Closing Net Working Capital, Indebtedness, and Transaction Expenses determined pursuant to Section 1.3(c) in lieu of the Estimated Net Working Capital, Indebtedness, and Transaction Expenses amounts used in the Initial Adjustment for purposes of the Closing.
               (e) If the Closing Net Working Capital Target exceeds the Closing Net Working Capital (a “Closing Net Working Capital Deficiency”), then the amount of such excess shall reduce the Purchase Price pursuant to the formula contained in Section 1.2(a), and, on the date that is five (5) Business Days after determination of the Closing Net Working Capital, the Sellers shall jointly and severally pay to Buyer an amount equal to such Closing Net Working Capital Deficiency (minus the amount of Initial Net Working Capital Deficiency withheld by Buyer pursuant to Section 1.3(a), if any but subject to the last sentence of this Subsection (e)) by wire transfer or delivery of other available funds. Buyer shall have the option of recouping all or any part of any such amount Sellers owe Buyer pursuant to this Section 1.3(e) by notifying the Seller Representative that Buyer is exercising its right of setoff pursuant to Section 13.7. Notwithstanding the foregoing, if the amount of the Initial Net Working Capital Deficiency exceeds the Closing Net Working Capital Deficiency, then the Buyer shall pay to the Sellers an aggregate amount equal to such excess by wire transfer or delivery of other available funds.
               (f) If the Closing Net Working Capital exceeds the Closing Net Working Capital Target (a “Closing Net Working Capital Surplus”), then the amount of such excess shall increase the Purchase Price pursuant to the formula contained in Section 1.2(a), and, on the date that is five (5) Business Days after determination of the Closing Net Working Capital, the Buyer shall pay to the Sellers an aggregate amount equal to such Closing Net Working Capital Surplus plus the amount of Initial Net Working Capital Deficiency withheld by Buyer pursuant to Section 1.3(a), if any, by wire transfer or delivery of other available funds.
          1.4. Delivery of Certificates by Sellers. If the Units have been certificated, each Seller hereby agrees to deliver to the Company, or counsel to the Company, such certificates representing his, her or its portion of the Units (along with duly executed stock powers) at least two (2) Business Days prior to the Closing.
          1.5. Withholding Taxes. Notwithstanding any other provision of this Agreement, Buyer shall, on behalf of the Company, withhold Taxes in connection with the exercise of the Options by holders of Options who are listed on Schedule 1.5 and elect to exercise their Options in the manner described in Section 2.2(a)(ii). The amount of the Taxes to be withheld and the amount of the reduction to the Cash Purchase Price paid to each such Seller shall be determined by applying the federal, state, and local income and employment withholding tax rates applicable to such Seller to an amount equal to (i) such Seller’s Pro Rata Share of the Cash Purchase Price, as reduced by the Initial Adjustment pursuant to Section 1.3(a); plus (ii) such Seller’s Pro Rata Share of the Subsequent Consideration Closing Date Value; less (iii) the aggregate exercise price of such Seller’s Options. The Buyer shall pay the amounts so withheld to the appropriate taxing authority within the time required by law and shall report such payments using the Company’s federal, state, and/or local employer identification number or numbers that were effective immediately prior to Closing. At the Buyer’s request, the Company shall cooperate in making arrangements to effect such tax withholdings, including by arranging for payments to Option Holders to be made through the Company’s existing payroll service provider. The Buyer shall have the right to collect any necessary Tax forms or similar information from any Seller or other recipient of a payment hereunder (including, without limitation, IRS Forms W-9 and W-8), and to withhold any applicable Taxes to the extent that a Seller or other recipient of a payment fails to provide such Tax forms or information as may be required to establish an exemption from withholding. Except as provided in this Section 1.5 and in Section 6.5, the Buyer will not deduct and withhold Taxes from any other payment of the Purchase Price to any Seller unless Buyer determines in good faith that such deduction or withholding is required by Law and notifies the Seller Representative of such determination in advance of making of the relevant payment. In the event that the Seller Representative disputes Buyer’s determination, the parties shall jointly retain a nationally recognized independent accounting firm (other than the Company’s and the Buyer’s current independent accountants) to resolve the dispute and such resolution will be binding on the parties. To the extent that amounts are withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Seller in respect of which such withholding was made.
          1.6. Tax Reporting for Option Exercise.
               (a) With respect to holders of Options who are listed on Schedule 1.5 and elect to exercise their Options in the manner described in Section 2.2(a)(ii), the Buyer shall cause the Company to include on information returns filed with the appropriate taxing authorities as compensation income from the exercise of each such Seller’s Options an amount equal to (i) such Seller’s Pro Rata Share of the Cash Purchase Price, as reduced by the Initial Adjustment pursuant to Section 1.3(a); plus (ii) such Seller’s Pro Rata Share of the Subsequent Consideration Closing Date Value; less (iii) the aggregate exercise price of such Seller’s Options. The Buyer shall also cause the Company to report on such information returns any amounts withheld with respect to each such Seller. Such amounts shall be reported using the Company’s federal, state, and/or local employer identification number or numbers that were effective immediately prior to Closing. Buyer shall deliver copies of such returns to the tax matters partner of the Company for its taxable year ending on the Closing Date promptly after Buyer files such information returns.
               (b) In addition to any other tax items properly allocable to such individuals under applicable Law, the Company will report on its Partnership Returns (including on appropriate Schedules K-1) for the taxable year ending on the Closing Date to each of the Sellers listed on Schedule 1.6(b) a guaranteed payment arising from the exercise of such Seller’s Options in an amount equal to (i) such Seller’s Pro Rata Share of the Cash Purchase Price, as reduced by the Initial Adjustment pursuant to Section 1.3(a), determined solely with respect to the Units acquired upon the exercise of such Seller’s Options; plus (ii) such Seller’s Pro Rata Share of the Subsequent Consideration Closing Date Value determined solely with respect to the Units acquired upon the exercise of such Seller’s Options; less (iii) the aggregate exercise price of such Seller’s Options.
          2. CLOSING.
          2.1. Time and Place. The closing of the sale and purchase of the Units (the “Closing”) shall be held at the offices of Freeborn & Peters LLP, 311 South Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. on the third Business Day following the satisfaction or waiver of all other conditions set forth in Sections 7 and 8 (other than delivery of customary closing documents), or at such other time, or at such other place as the Buyer and the Seller Representative may mutually agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date”.
          2.2. Transactions at Closing. At the Closing:
               (a) The Sellers who hold Options that are exercisable as of the Closing shall exercise such Options by delivering to the Company an executed notice of exercise and either (i) paying the applicable exercise price (plus the amount of any required foreign, federal, state, provincial or local withholding Taxes payable by the Company with respect to such exercise) in cash or (ii) delivering a written notice to the Buyer to deduct from such Seller’s Pro Rata Share of the Closing Purchase Price an amount equal to the applicable exercise price (plus the amount of any required federal, state, or local withholding Taxes payable by the Company with respect to such exercise) and to pay such amount to the Company.
               (b) The Sellers shall deliver to the Buyer certificates representing the Units, each duly endorsed in blank or with duly executed stock powers or other transfer documents attached.
               (c) The Sellers shall cause the Company to prepare and deliver to the Buyer the Certificate of Indebtedness pursuant to (and as defined in) Section 7.4.
               (d) The Buyer shall pay and discharge all outstanding Indebtedness evidenced on the Certificate of Indebtedness, and all Transaction Expenses by wire transfer of immediately available funds.
               (e) The Buyer shall deliver to each of the Sellers his, her or its Pro Rata Share of the Cash Purchase Price by wire transfer of immediately available funds.
               (f) The Sellers shall cause to be delivered a legal opinion from Freeborn & Peters LLP in substantially the form of Exhibit C attached hereto.
               (g) The Buyer shall provide notice to the Seller Representative of its election to pay the Subsequent Consideration in (i) cash, (ii) Shares, or (iii) a combination of (i) and (ii).
          3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     To induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer that, except as set forth in the disclosure schedule delivered to Buyer prior to the execution of this Agreement (the “Disclosure Schedule”), the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and first tier subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. Unless otherwise specified, each reference in this Agreement to any numbered Schedule is a reference to that particular numbered Schedule included in the Disclosure Schedule (except to the extent that it is otherwise apparent on the face of such numbered Schedule included in the Disclosure Schedule, or a reasonable person could determine, that such disclosure is applicable to such other numbered Schedule included in the Disclosure Schedule).
          3.1. Organization; Authority; Binding Effect. The Company is a limited liability company formed, validly existing and in good standing in the jurisdiction of its formation. The Company has delivered to the Buyer complete and correct copies of the Company’s Certificate of Formation and Limited Liability Company Agreement and all amendments thereto. The Company is qualified to do business, and is in good standing, as a foreign limited liability company in each jurisdiction in which it conducts business except where the failure to be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite power and authority to carry on its business and to own and use the properties owned and used by it. The Company has all requisite power and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement in accordance with its terms. The Company has obtained all approvals necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          3.2. Subsidiaries. The Company does not have any Subsidiaries and does not own or hold, of record and/or beneficially, any shares of any class of the capital stock of any corporation or any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any unincorporated or other trade or business enterprises.
          3.3. Capitalization.
               (a) As of the date of this Agreement, 6,181,021 Units were issued and outstanding and Options to acquire 720,559 Units were outstanding.
               (b) Schedule 3.3(b) sets forth a complete and accurate list, as of the date of the Agreement, of the holders of Units of the Company, showing the number of Units held by each Seller. Schedule 3.3(b) also sets forth all outstanding Units that constitute restricted Units or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable member, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding Units have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Units have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.
               (c) Schedule 3.3(c) sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Equity Plans, indicating for each Company Equity Plan the number of Units issued to date under such Plan, the number of Units subject to outstanding Options under such Plan and the number of Units reserved for future issuance under such Plan; and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Equity Plan under which it was granted, the number of Units subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to the Buyer complete and accurate copies of all Company Equity Plans and forms of all agreements evidencing Options. All of the Units of the Company subject to Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable. All actions contemplated to be taken, under Section 2.2(a) of this Agreement with respect to the Options, comply with applicable Law and the terms of the Options, and no optionholder will hold options as of the Closing Date.
               (d) Except as set forth in this Section 3.3 or on Schedule 3.3(d), (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any equity interest in the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Units any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Units or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.
               (e) Except as set forth on Schedule 3.3(e), there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.
          3.4. Non-Contravention. Except as set forth on Schedule 3.4, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Formation or Limited Liability Company Agreement, each as amended to date, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material Contract to which the Company is a party or by which the Company is bound or to which any of its Assets is subject, (c) result in the imposition of any Security Interest upon any Assets of the Company or (d) violate any applicable Law relating to the Company or any of its properties or Assets.
          3.5. Governmental Consents. No notice to, consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the consummation of the transactions contemplated by this Agreement.
          3.6. Financial Statements. The Company has delivered the following financial statements (collectively, the “Financial Statements”) to the Buyer, which are attached hereto as Schedule 3.6: (a) the audited balance sheets of the Company as of December 31, 2004 and December 31, 2005 (the “Most Recent Audited Balance Sheet”), and the related audited statements of income and members’ equity and cash flows of the Company for each of the fiscal years then ended, together with the auditor’s report and notes thereto, and (b) the unaudited balance sheet of the Company as of September 30, 2006 (the “Reference Balance Sheet Date”), and the related unaudited statements of income and members’ equity and cash flows of the Company for the nine (9) month period then ended (the “Interim Financials”). Subject to year-end audit adjustments and the absence of footnotes in the case of the Interim Financials, each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods except as otherwise stated therein; each of such balance sheets fairly presents in all material respects the financial condition of the Company as of its respective date; and each of such statements of income and members’ equity and cash flows fairly presents in all material respects the results of operations of the Company for the period covered thereby.
          3.7. Taxes. Except as disclosed on Schedule 3.7 hereto:
               (a) The Company is, and has since its formation, qualified as a partnership for federal income tax purposes. No Person has made an election for the Company to be treated as an association taxable as a corporation for federal income tax purposes.
               (b) The Company has properly filed on a timely basis (taking into account any applicable extensions) all Tax Returns it was required to file. All such Tax Returns are true, correct and complete in all material respects and set forth all material disclosures required by applicable Law.

               (c) All Taxes owed by or with respect to the Company that are due and payable have been paid, whether or not such Taxes are required to be shown on any Tax Return.
               (d) The unpaid Taxes of the Company for periods through the Reference Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the balance sheet of the Company included in the Interim Financials and all unpaid Taxes of the Company for all Tax periods or portions thereof commencing after the Reference Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods.
               (e) The Company has no actual or potential liability for any Taxes of any Person other than the Company as a transferee or successor, pursuant to any contractual obligation, or otherwise, and the Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
               (f) All Taxes that the Company was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate governmental authority. This representation shall not apply to withholding obligations resulting from the exercise of Options by the Persons listed on Schedule 1.5 for whom the Buyer has agreed to effect withholding pursuant to Section 1.5. All individuals who have performed services for the Company while classified as independent contractors have, in all material respects, satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable forms for independent contractors when required to do so.
               (g) The Company has delivered to Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.
               (h) Schedule 3.7(h) sets forth all state and local tax returns required to be filed for the year ending December 31, 2006 or on the Closing Date, based on the Company’s operations prior to the Closing Date.
               (i) With respect to the Tax Returns of the Company: (i) no audit, examination, or similar proceeding is in progress, or to the Knowledge of the Company, threatened or contemplated; (ii) no waiver or agreement is in force for the extension of time for the assessment or payment of any Taxes; and (iii) there is no deficiency proposed in writing against the Company. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company is or may be required to file any Tax Return that was not filed.
               (j) There are no liens or other encumbraces with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.
               (k) Schedule 3.7(k) sets forth the status of federal, state, local and foreign Tax audits of the Tax Returns of the Company for each fiscal year for which the statute of limitations has not expired, including amounts of any deficiencies and additions to Tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and other amounts of any payments made by the Company.
               (l) The Company has not engaged in any “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4) or made any disclosure under Treasury Regulation Section 1.6011-4.
          3.8. Absence of Certain Changes. Except as set forth on Schedule 3.8 hereto or as contemplated by this Agreement, since December 31, 2005 there has not been:

               (a) any change in the assets, liabilities, sales, income or business of the Company or in any of the Company’s relationships with suppliers, customers or lessors, other than changes which arose in the Ordinary Course of Business and have not had a Material Adverse Effect;
               (b) any acquisition or disposition by the Company of any material asset or material property other than in the Ordinary Course of Business;
               (c) any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect;
               (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Company’s equity interests;
               (e) except for the issuance of Membership Interests pursuant to the exercise of Options set forth on Schedule 3.3, any issuance of any Membership Interests of the Company or any direct or indirect redemption, purchase or other acquisition of any of the Company’s equity interests;
               (f) except as set forth on Schedule 3.8(f), any increase in the compensation, pension or other benefits payable or to become payable by the Company to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan or annual or periodic increases made in the Ordinary Course of Business);
               (g) any entry by the Company into any material transaction other than in the Ordinary Course of Business or as contemplated herein;
               (h) any incurrence by the Company of any material obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the Ordinary Course of Business (including borrowings under the revolving portion of the credit facilities of the Company) or as otherwise contemplated herein;
               (i) any discharge or satisfaction by the Company of any material Security Interest or payment by the Company of any material obligation or material liability (fixed or contingent) other than in the Ordinary Course of Business or as contemplated herein; or
               (j) any event or development which has had or could be reasonably expected to have a Material Adverse Effect.
          3.9. Litigation, etc. Except as set forth on Schedule 3.9 hereto, there are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Assets, rights or properties, or any current officer, manager, employee or agent of the Company with respect to the Company, or any of its Assets, or seeking to prevent or delay the transactions contemplated pursuant to this Agreement, and no written notice of any claim, action, suit, proceeding, governmental investigation or inquiry involving or relating to the Company or any Asset, whether pending or threatened, has been received by the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by any Governmental Authority, by arbitration or otherwise) against the Company or any Asset.
          3.10. Conformity to Law. To the Knowledge of the Company, the Company has complied with, and is in compliance with, all Laws and all judicial or administrative tribunal orders, judgments, writs, injunctions or decrees applicable to the Business. Except as set forth on Schedule 3.10 hereto, the Company has not been charged with any violation of any provision of any Law in respect of the Business.

          3.11. Real Property and Environmental Matters.
               (a) The Company has never owned any real property.
               (b) Except as set forth on Schedule 3.11(b):
                    (i) The Company has complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving the Company.
                    (ii) The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
                    (iii) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Law.
                    (iv) Schedule 3.11(b)(iv) sets forth a list of all documents (whether in hard copy or electronic form) that, to the Knowledge of the Company contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Authority or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.
                    (v) To the Knowledge of the Company, there exists no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company and which relates to the Business.
          3.12. Ownership and Condition of Assets.
               (a) The Company has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of the Business as presently conducted and as presently proposed to be conducted by the Company. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
               (b) Schedule 3.12(b) sets forth individually (i) all fixed assets (within the meaning of GAAP) of the Company having a book value greater than $15,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Reference Balance Sheet Date, and (ii) all other tangible Assets whose book value exceeds $15,000.
               (c) Each item of equipment, motor vehicle, and other asset that the Company has possession of pursuant to a lease agreement or other Contract is in such condition that, upon its return to its lessor or owner under such Contract, the obligations of the Company to such lessor or owner will have been discharged in full.
               (d) The Company owns or possesses legally enforceable and transferable rights to the following customer records free and clear of any Security Interests: customer correspondence and customer licensing and purchasing histories relating to its current and former customers. No Person other than the Company, besides the corresponding customer with respect to each item relating to such customer, possesses any claims or rights with respect to use of all such customer information.

          3.13. Insurance.
               (a) Schedule 3.13(a) sets forth an accurate list of all insurance policies carried by the Company, the amounts and types of insurance coverage maintained thereunder and all insurance loss runs and workmen’s compensation claims received for the past two (2) policy years. The Company has delivered to the Buyer true, complete and correct copies of all such insurance policies. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) the Company is not in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute a material breach or default or permit termination or modification, under the policy. All premiums payable under all such policies have been paid, and the Company is in compliance with the terms of such policies in all material respects. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. To the Knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any such policies.
               (b) Except as set forth on Schedule 3.13(b), there is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts was questioned, denied or disputed by the underwriter of such policy. The Company will not be liable for retroactive premiums or similar payments except as set forth on Schedule 3.13(b), and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years except as set forth on Schedule 3.13(b). To the Knowledge of the Company, there has been no threat of termination or premium increase with respect to any such policy except as set forth on Schedule 3.13(b). Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Company has not failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance the absence of which could reasonably be expected to result in losses to the Company in excess of $50,000.
          3.14. Contracts.
               (a) Schedule 3.14(a) sets forth a true, correct and complete list of the following Contracts to which the Company is a party or is otherwise bound as of the date of this Agreement:
                    (i) any Lease or any Contract (or group of related Contracts) for the lease of personal property from or to third parties providing for lease payments in excess of $20,000 per annum or having a remaining term longer than three (3) months;
                    (ii) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (including sponsorship, advertising and brand license agreements) (1) which calls for performance over a period of more than one year, (2) involving annual revenues to the Company or payments by or to the Company of more than $20,000, or (3) in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
                    (iii) any distribution, franchise, sales representative, commission, consulting, agency, or advertising Contract, except for agreements that are cancelable on not more than ninety (90) days notice by the Company without penalty or increased cost;
                    (iv) any Contract (or group of related Contracts) containing covenants restraining or limiting the freedom of the Company, or any officer or manager as it relates to the Company or any product or service offered by the Company, or any Affiliate thereof to engage in any line of business or to compete with any Person or otherwise prohibits the Company from providing the Customer Offerings, including, without limitation, by restraining or limiting the right to solicit customers or that could, giving effect to the transactions contemplated hereby, restrain or limit the freedom of the Company, or any officer or manager as it relates to the Company or any product or service offered by the Company, or any Affiliate thereof to engage in any line of business or compete with any Person;
                    (v) any Contract that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind or that could, giving effect to the transactions contemplated hereby, so provide with respect to the Buyer, the Company or any of their respective Affiliates;
                    (vi) any Contract that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company or the exclusive or a preferred recipient of any product or service of the Company during any period of time or that otherwise involves the granting by the Company of exclusive or preferred rights of any kind or that could, giving effect to the transactions contemplated hereby, so provide with respect to the Buyer, the Company or any of their respective Affiliates;
                    (vii) each option with respect to any property, real or personal, in which the Company is a grantor or grantee thereunder;
                    (viii) any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;
                    (ix) any Contract (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has agreed to the imposition of a Security Interest on any of its Assets;
                    (x) any Contract for the disposition of any significant portion of the Assets or Business of the Company (other than sales of products and inventory in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
                    (xi) any Contract with any Governmental Authority to which the Company is a party or by which its Assets are bound, and each Contract with any Person in connection with such Person’s agreement with any Governmental Authority;
                    (xii) any Contract requiring the Company to maintain the confidentiality of information of any other Person;
                    (xiii) any employment or consulting Contract;
                    (xiv) [Intentionally Omitted];
                    (xv) any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;
                    (xvi) any Contract which contains any provisions requiring the Company to indemnify any other Person (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
                    (xvii) [Intentionally Omitted];
                    (xviii) any Contract for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study;

                    (xix) any Contract which would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates following the Closing; and
                    (xx) any other Contract (or group of related agreements) (i) involving more than $20,000, (ii) not entered into in the Ordinary Course of Business, or (iii) which is otherwise material to the operation of the Business.
               (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Schedule 3.14. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable with respect to the Seller party thereto and in full force and effect; (ii) neither the Company nor, to the Knowledge of the Company, any other Person, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other Person under such agreement.
               (c) Section 3.14(c) of the Disclosure Schedule sets forth a true, complete and accurate list, prepared as of October 24, 2006, of all signed customer contracts of the Company under which performance by the Company has not yet been completed, in each case setting forth:
                    (i) customer;
                    (ii) invoice date;
                    (iii) deferred revenue as of September 30, 2006; and
                    (iv) future revenues by customer for the period October 1, 2006 through December 31, 2011.
               (d) With respect to each oral Contract to which the Company is a party, such Contract:
                    (i) is not material to the operation of the Business;
                    (ii) does not contain any significant obligations of the Company;
                    (iii) does not relate to any material portion of the Company Owned Intellectual Property; and
                    (iv) is terminable by the Company at-will.
          3.15. Employee Benefit Plans. Except as set forth on Schedule 3.15 hereto, the Company does not maintain, or have any obligation to make contributions to, any employee benefit plan (an “ERISA Plan”) within the meaning of Section 3(3) of ERISA, or any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation (a “Non-ERISA Plan”). All such ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all Laws applicable to such plans and the terms and conditions of the respective plan documents. The Internal Revenue Service has issued a favorable determination letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code. No ERISA Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, nor has the Company ever maintained such a plan. No ERISA Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and the Company has not contributed to, or been obligated to contribute to, any Multiemployer Plan or any Multiple Employer Plan. Except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance Laws, no ERISA Plan or Non-ERISA Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. The Company has not had any ERISA Affiliates within the preceding six years. No agreement is in effect with or has been promised to any member, manager, officer, or employee of the Company (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such individual with respect to time periods after the Closing Date. Each ERISA Plan and Non-ERISA Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A, IRS Notice 2005-1, and the proposed regulations under Code Section 409A.
          3.16. Intellectual Property.
               (a) Company Registrations. Schedule 3.16(a) sets forth all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.
               (b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company threatened, with respect to any Patent Rights included in the Company Registrations. To the Knowledge of the Company, the Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications. To the Knowledge of the Company, no information exists that would preclude the Company from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.
               (c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use in connection with the Business by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth on Schedule 3.16(c), the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are set forth on Schedule 3.16(c). The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently, (ii) to Exploit the Internal Systems as they are currently Exploited, and (iii) otherwise to conduct the Business in all material respects in the manner currently conducted. All Internal Systems that are material to the Business are listed and described on Schedule 3.16(c).
               (d) Protection Measures. The Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property that is material to the Business as it is currently conducted or contemplated to be conducted by the Company, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or (ii) material breach of the Company’s security procedures wherein confidential information has been disclosed to a third person. The Company has taken reasonable measures to police each of its Trademarks and has enforced the terms of any applicable licenses.
               (e) Infringement by Company. To the Knowledge of the Company, none of the Customer Offerings, or the Exploitation thereof by the Company or by any reseller, distributor, customer or user thereof, or any other activity of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of the Company, none of the Internal Systems, or the

Company’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Schedule 3.16(e) sets forth any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
               (f) Infringement of Company Rights. To the Knowledge of the Company, no Person (including, without limitation, any current or former employee or consultant of the Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.
               (g) Outbound IP Agreements. Schedule 3.16(g) sets forth each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as set forth on Schedule 3.16(g), the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth on Schedule 3.16(g), the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
               (h) Inbound IP Agreements. Schedule 3.16(h) sets forth (i) each item of Company Licensed Intellectual Property and of Internal Systems and the license or agreement pursuant to which the Company Exploits them (excluding off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” or similar licenses, the total fees associated with which are less than $10,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth on Schedule 3.16(h). None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements set forth on Schedule 3.16(h).
               (i) Source Code. The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements set forth on Schedule 3.16(g), and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its escrow agent(s), or any other Person to any third party.
               (j) Authorship. Except as set forth on Schedule 3.16(j), all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company, waiving their non-assignable rights (including moral rights) in favor of the Company and its permitted assigns and licensees, and have no residual claim to such materials.

               (k) Open Source Code. Schedule 3.16(k) sets forth all Open Source Materials that the Company has utilized in any way in the Exploitation of Company Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as specifically disclosed on Schedule 3.16(k), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).
               (l) Employee and Contractor Assignments. Each employee of the Company and each independent contractor of the Company, having substantial access to, or materially participating in the development of, the Customer Offerings or Internal Systems, has executed a valid and binding written agreement assigning to the Company or waiving all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
               (m) Quality. A true and complete list of all Customer Offerings is set forth on Schedule 3.16(m). The Customer Offerings and the Internal Systems are operational and sufficient for the purposes for which they are intended and for the operation of the Business. To the Knowledge of the Company, the Customer Offerings conform in all material respects to the written Documentation and specifications therefor, and the Internal Systems conform in all material respects to any written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth on Schedule 3.16(m).
               (n) Support and Funding. Except as set forth on Schedule 3.16(n), the Company has neither sought, applied for nor received any support, funding, resources or assistance from any Governmental Authority, quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
               (o) Commitments. A true and complete list of the Commitments is set forth on Schedule 3.16(o). Except as set forth on Schedule 3.16(o), with respect to the Commitments:
                    (i) the Company has collected personally identifiable information in material compliance with its Commitments;
                    (ii) the Company has been and currently is in material compliance with all Laws relating to privacy, security, and security breach notification requirements applicable to the Sites and the software, hardware, networks, databases, and records (collectively, “Systems”) used in the operation of, and in providing services through, the Sites;
                    (iii) the Company has not received inquiries from the Federal Trade Commission or any other federal or state governmental agencies regarding the Commitments;
                    (iv) the Company has not received any written (including electronic mail) complaints from any website user regarding Commitments, or compliance with the Commitments;

                    (v) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted.
                    (vi) the execution, delivery and performance of this Agreement complies with and can be effectuated in accordance with the Commitments and with all Laws described in paragraph (ii) above;
                    (vii) the Company has adopted reasonable measures, including administrative, physical, and technical measures, to protect the confidentiality, security, availability and integrity of personally identifiable information maintained, processed or transmitted by or through the Sites or Systems;
                    (viii) the Company does not collect personally identifiable health information regarding users of the Sites;
                    (ix) the Company has adopted reasonable procedures for identifying and responding to breaches of security of personally identifiable information, including but not limited to procedures for notifying persons whose personally identifiable information is accessed or acquired by unauthorized persons; and
                    (x) to the Knowledge of the Company, the Company has not experienced any such breach of security of personally identifiable information maintained, processed or transmitted by the Company.
          3.17. Indebtedness. Except as set forth on Schedule 3.17 hereto, and except for Indebtedness reflected or reserved against in the Most Recent Audited Balance Sheet, or Indebtedness incurred in the Ordinary Course of Business after the date of the Most Recent Audited Balance Sheet, the Company does not have any Indebtedness outstanding on the date hereof. As of the Closing, the Company will not have any Indebtedness outstanding other than as described on the Certificate of Indebtedness.
          3.18. Labor Relations. The Company has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, employee classification, and nondiscrimination in employment and the Company has not engaged in any unfair labor practice. Except as set forth on Schedule 3.18 hereto, there is no charge pending against the Company alleging unlawful discrimination in employment practices before any court or agency, and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending against or involving the Company other than disputes with individual employees. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company.
          3.19. Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Audited Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Most Recent Audited Balance Sheet, represent valid obligations owing to the Company.
          3.20. Brokers. Except for Sellers’ Broker, which has been retained by the Company, the Company has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
          3.21. Significant Customers and Suppliers.
               (a) Schedule 3.21(a) sets forth (i) a true and correct customer list showing the twenty (20) largest customers, ranked by invoiced revenue, and the gross revenues associated therewith, of the Company during the year ended December 31, 2005 and during 2006 through the Reference Balance Sheet Date, and (ii) a true and correct list showing the ten (10) largest suppliers and service providers in terms of purchases and expenditures, and the gross expenses associated therewith, to the Company during the year ended December 31, 2005 and during 2006 through the Reference Balance Sheet Balance Sheet.
               (b) To the Knowledge of the Company, since the Reference Balance Sheet Date, no customer or supplier has (i) stopped, or indicated an intention to stop, trading with or supplying the Company, (ii) reduced, or indicated an intention to reduce, its trading with or provision of goods or services to the Company, or (iii) changed, or indicated an intention to change, materially the terms and conditions on which it is to trade with or supply the Company. The Company has not entered into any contract with customers or suppliers, except in the Ordinary Course of Business.
               (c) The Company as of the date hereof: (i) has met or exceeded every Performance Obligation in all material respects, and (ii) is unaware of any material problems of a nature that could be reasonably expected to disrupt the operations of the Company, the servicing of its customers or the sales of its products or services following the Closing. Schedule 3.21(c) sets forth each occasion since January 1, 2004 in which the Company has failed to meet a Performance Obligation, as well as the amount of any credit and/or payment made by the Company in connection with such failed Performance Obligation.
          3.22. Site Data.
               (a) Except as set forth on Schedule 3.22(a), the Company:
                    (i) owns or possesses legally enforceable and transferable rights to use all of the Site Data;
                    (ii) owns or possesses legally enforceable and transferable rights to use all of the images comprising a portion of the Site Data; and
                    (iii) has not received any written (including, to the Knowledge of the Company, electronic mail) complaints from or on behalf of any Person to the effect that the Company is not authorized to license or otherwise make available (on the terms on which it presently is, or has in the past been, made available) any Site Data to third parties.
               (b) All Site Data made available by or on behalf of the Company to its customers or end users is an accurate representation of the data contained in the Databases licensed to the Company pursuant to valid and subsisting written license agreements set forth on Schedule 3.22(b). Site Data that is adjusted to reflect severity and risk, including with respect to quality indicators and mortality rates, is based on adjustment factors using nationally recognized severity-adjustment methodologies vetted by the Site Data licensor identified on Schedule 3.22(b).
          3.23. [Intentionally Omitted].
          3.24. Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Audited Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Audited Balance Sheet in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.
          3.25. Projections. The projections prepared in June, 2006 (the “Projections”), set forth in Schedule 3.25, have been prepared in good faith and represent the Company’s good faith estimates of the future performance of the Company for the periods referred to therein based on the Company’s experience in the industry in which the Business is operated and on assumptions of fact and opinion as to future events which the Company, as of the date of the issuance of the Projections, believed to be reasonable, but which the Company does not assure or guarantee the attainment of in any manner. As of the date hereof, except as set forth on Schedule 3.25, no facts exist which would, in the opinion of the Company, require the Company to revise or amplify the assumptions underlying the Projections.
          3.26. Bank Accounts; Powers of Attorney. Schedule 3.26 sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto. Schedule 3.26 also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power. Other than the Persons set forth on Schedule 3.26, no Person holds any power of attorney or similar authority from the Company.
          3.27. Unlawful Payments. None of the Company, or to the Knowledge of the Company, any manager, officer, member, employee, agent or representative of the Company, nor any Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for the Company or to secure Contracts, (B) to pay for favorable treatment for the Company or for Contracts secured, (C) to obtain special concessions for the Company or for special concessions already obtained, or (D) in violation of any legal requirement, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
          3.28. HIPAA.
               (a) The Company complies with and has implemented all such measures required for it to comply with its obligations as a Covered Entity for its “Health Plan” and as a Business Associate as agreed upon with any “Covered Entity” (as such capitalized terms are defined in HIPAA), including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. The Company is not a Covered Entity other than for its “Health Plan.” With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s (including any Affiliates) compliance or its customers’ compliance with HIPAA is required (collectively, the “HIPAA Commitments”),
                    (i) the Company is in material compliance with the HIPAA Commitments;
                    (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;
                    (iii) the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding the Company’s compliance with the HIPAA Commitments; and
                    (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.
          3.29. Compliance with Healthcare Laws and Regulations.
               (a) Without limiting the generality of any other representation or warranty made by the Company herein, the Company is conducting and has conducted the Business in compliance in all material respects with, and neither the Company nor any of its officers, managers or employees acting on behalf of the Company, has engaged in any activities that would constitute a material violation of any applicable Healthcare Law.
               (b) The Company has not received any written notice or communication from any Governmental Authority alleging noncompliance with any Healthcare Laws; there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company; the Company has no material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; there has not been any material violation of any Healthcare Laws by the Company in its submissions or reports to any Governmental Authority that could reasonably be expected to require investigation, corrective action or enforcement action; the Company has not been debarred or excluded from participation in Medicare, Medicaid, or any other federal or state healthcare program; and the Company has maintained, in all material respects, all records required under any Healthcare Laws.
               (c) No remuneration (including, without limitation, a “discount or reduction in price,” as referenced in 42 U.S.C. § 1320a-7b(b)(3)(A)) exchanged between the Company and its customers, contractors, or other entities with which it has a business relationship (together, “Trading Partners”) has taken into account, either directly or indirectly, the volume or value of any referrals or any other federal health care program business generated between the Company and such Trading Partners.
          3.30. Interested Party Transactions. No Seller, nor any officer or manager of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any Person in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section.
          3.31. Permits. Schedule 3.31 sets forth a list of all Material Permits issued to or held by the Company. Such listed Material Permits are the only Material Permits that are required for the Company to conduct the Business as presently conducted or as proposed by the Company to be conducted. All fees required to be paid in connection with each such listed Material Permit have been paid. Each such listed Material Permit is in full force and effect. The Company is in material compliance with the terms of each such Material Permit. To the Knowledge of the Company, no suspension or cancellation of such Material Permit is threatened and, to the Knowledge of the Company, each Material Permit will be renewable upon its expiration. No Person other than the Company owns or has any proprietary, financial, or other interest (direct or indirect) in any such Material Permit. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of or adversely affect the rights and benefits afforded to the Company under any Material Permit. Each Material Permit will continue in full force and effect immediately following the Closing. The Company has delivered to the Buyer true, accurate, and complete copies of all Material Permits, if any.
          3.32. Employees. Schedule 3.32 sets forth a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company who has substantially participated in the development of, or who has access to, Company Intellectual Property has entered into a confidentiality and/or assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Buyer. Schedule 3.32 sets forth a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Schedule 3.32 sets forth a list of all employees of the Company who are not citizens of the United States. To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is in compliance with all applicable Laws relating to the hiring and employment of employees.
          3.33. Controls and Procedures.
               (a) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately.
               (b) Except as set forth on Schedule 3.33(b), the Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any manager or executive officer of the Company. Schedule 3.33(b) sets forth any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.
          3.34. Real Property Leases. Schedule 3.34 sets forth all Leases relating to the real property leased by the Company (the “Real Property”), copies of which have been delivered to the Buyer. With respect to each such Lease:
               (a) Such Lease is legal, valid, binding, enforceable and in full force and effect;
               (b) Such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
               (c) Neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease in any material respect, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease;
               (d) There are no disputes, oral agreements or forbearance programs in effect as to such Lease;
               (e) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
               (f) To the Knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and
               (g) To the Knowledge of the Company, no Security Interest, easement, covenant or other restriction applicable to the Real Property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto, exists.
          3.35. Disclosure. To the Knowledge of the Company, no representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
          3.36. NO ADDITIONAL REPRESENTATIONS. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, AS TO THE BUSINESS, ASSETS, PROPERTIES OR RIGHTS OF THE COMPANY, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

          4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
     To induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
          4.1. Right to Sell Units; Binding Effect. Such Seller has all requisite power and full legal right to enter into this Agreement, to perform all of his, her or its agreements and obligations under this Agreement in accordance with its terms, and such Seller has all requisite power and full legal authority to sell to the Buyer all of the Units owned by such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.2. Title to Units, Security Interests, etc. Such Seller has, and as of the consummation of the Closing the Buyer will have, record and beneficial ownership of such Seller’s Membership Interests as set forth opposite his, her or its name under the column entitled “Membership Interests” on Schedule 1.1 hereto free and clear of any Security Interest, other than (x) any such Security Interests in favor of the Company, as set forth on Schedule 4.2 hereto, and (y) any such Security Interest incurred by the Buyer. Such Seller holds Options for the number of Membership Interests of the Company set forth opposite his or her name under the column entitled “Options” on Schedule 1.1 hereto.
          4.3. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority or authority is required for the execution and delivery of this Agreement by such Seller or for the consummation by such Seller of the transactions contemplated hereby, including, as applicable, any spousal consents, except where the failure to obtain any such consent, approval or authorization or to so register, qualify or file would not reasonably be expected to materially and adversely effect such Seller’s ability to consummate the transactions contemplated hereby.
          4.4. Litigation, etc. No Legal Proceeding is pending or, to such Seller’s knowledge, threatened, against such Seller with respect to his, her or its execution and delivery of this Agreement or the consummation by such Seller of the transactions contemplated hereby.
          4.5. Brokers. Such Seller has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
          4.6. Investment Intent.
               (a) Each Seller is acquiring the Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act.
               (b) Each Seller has had adequate opportunity to obtain from representatives of the Buyer such information about the Buyer as is necessary for the undersigned to evaluate the merits and risks of its acquisition of the Shares.
               (c) Each Seller has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed investment decision with respect to such acquisition.
               (d) Each Seller understands that the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.
               (e) A legend substantially in the following form will be placed on the certificate(s) representing the Shares:
               “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”
          4.7. NO ADDITIONAL REPRESENTATIONS. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT (OTHER THAN THE REPRESENTATIONS OF THE COMPANY SET FORTH IN SECTION 3), NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO HIMSELF, HERSELF OR ITSELF, OR WITH RESPECT TO ANY OTHER EQUITY HOLDER.
          5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.
     To induce the Company and the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer represents to the Company and the Sellers that, except as set forth in the Disclosure Schedule, the statements contained in this Section 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
          5.1. Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. The Buyer has full power and authority under its Certificate of Incorporation and by-laws (or equivalent governing documents) and applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
          5.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          5.3. Non-Contravention. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter documents or by-laws (or equivalent governing documents) of the Buyer, each as amended to date; (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material Contract to which the Buyer is a party, by which the Buyer or any of its assets is subject; or (c) violate any applicable Law relating to the Buyer or any of its properties or assets.
          5.4. Governmental Consents. Except for any filings in connection with the issuance or registration of the Subsequent Consideration, as applicable, no consent, approval or authorization of, or registration, designation, declaration or filing with, any Governmental Authority is required in connection with the purchase of the Units pursuant to this Agreement or for the consummation by the Buyer of any other transaction contemplated hereby, except where the failure to obtain any such consent, approval or authorization, or so register, qualify or file, would not reasonably be expected to materially and adversely affect the Buyer’s ability to consummate the transactions contemplated hereby.

          5.5. Stockholder Approval. The Buyer’s board of directors has approved this Agreement and the transactions contemplated hereby, and no stockholder vote, approval or consent of any holder of any equity interest in Buyer is required or necessary to consummate the transactions contemplated in this Agreement.
          5.6. [Intentionally Omitted].
          5.7. Buyer Financial Resources. The Buyer has sufficient funds or financing in place as of the date of this Agreement to fund the Closing Purchase Price to be paid at the Closing to the Sellers, the Indebtedness of the Company (other than the Continuing Debt) outstanding as of the Closing, the Transaction Expenses, and all of the Buyer’s related fees and expenses. The Buyer has sufficient authorized shares of the Buyer’s Class A common stock to issue or pay the Subsequent Consideration, in accordance with Section 1.2(c).
          5.8. Brokers. The Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
          5.9. [Intentionally Omitted].
          5.10. Investment Representation. The Buyer acknowledges that none of the Units are registered under securities Laws of any jurisdiction and that it is acquiring the Units for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof. The Buyer is a sophisticated investor with knowledge and experience in financial and business matters, is capable of evaluating the risks and merits of the purchase of the Units, and has the capacity to protect its own interests. The Buyer acknowledges that the Company has given the Buyer the opportunity to ask questions of the officers and management employees of the Company, to obtain additional information about the business and financial condition of the Company, and access to the facilities, books and records relating to the Company’s business in order to evaluate the purchase contemplated hereby.
          5.11. Resale Restrictions. The Buyer acknowledges that the Units have not been, and will not be upon the Buyer’s purchase, registered or qualified under any securities laws, by reason of their transfer in a transaction exempt from the registration or qualification requirements of such Laws, and the Units must be held indefinitely unless a subsequent disposition thereof is registered or qualified under all applicable securities Laws or is exempt from such registration or qualification
          5.12. Closing Date. All of the representations and warranties of the Buyer contained in this Section 5 and elsewhere in this Agreement are true and correct on the date of this Agreement and shall be true and correct on the Closing Date.
          6. CONDUCT OF BUSINESS BY THE COMPANY PENDING CLOSING.
     The Company covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:
          6.1. Access. The Company shall afford to the Buyer and its authorized representatives access during normal business hours to all properties, books, records, contracts and documents of the Company and an opportunity to make such investigations as they shall reasonably desire to make of the Company (provided that such investigations shall be conducted so as to minimize any disruption of the operations of the Company), and the Company shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and business of the Company as the Buyer may reasonably request.
          6.2. Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable Laws and regulations and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Buyer:
               (a) issue or sell any Units or other securities of the Company or any subsidiary or any options, warrants or rights to acquire any such Units or other securities (except pursuant to the conversion or exercise of Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options or restricted equity agreements, or repurchase or redeem any units or other securities of the Company (except from former employees, managers or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company); provided, that the Company shall take all requisite actions to terminate, effective prior to the Closing, any remaining repurchase or redemption rights it may have under Restricted Unit Grant Agreements and any forfeiture requirements that may exist under the Option Plan with respect to any outstanding restricted Units;
               (b) split, combine or reclassify any units; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity;
               (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
               (d) except as disclosed on Schedule 3.3 regarding cancellation of certain repurchase and redemption rights, enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement of the type described in Section 3.15 or, except as set forth on Schedule 3.8(f), (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its managers, officers or employees, generally or individually, or pay any bonus or other benefit to its managers, officers or employees (except for existing payment obligations set forth on Schedule 3.32) or hire any new officers or (except in the Ordinary Course of Business) any new employees;
               (e) acquire, sell, lease, license or dispose of any Assets or property (including any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;
               (f) mortgage or pledge any of its Assets or subject any such property or assets to any Security Interest;
               (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
               (h) amend its organizational documents;
               (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;
               (j) except as disclosed on Schedule 3.3 regarding cancellation of certain repurchase and redemption rights, enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Contract of a nature required to be set forth on Schedule 3.14, Schedule 3.16 or Schedule 3.34;
               (k) make or commit to make any capital expenditure in excess of $50,000 per item or $100,000 in the aggregate, other than capitalized development costs incurred in the Ordinary Course of Business;

               (l) institute or settle any Legal Proceeding;
               (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Buyer’s obligations set forth in Section 7 not being satisfied; or
               (n) agree in writing or otherwise to take any of the foregoing actions.
     Without limiting the foregoing, from the date hereof through the Closing the Company will not take any action or omit to take any action, or agree to take or omit to take any action, without the written consent of the Buyer (which written consent will not be unreasonably withheld), which would result in the entry by the Company into any contract with a customer or prospective customer which would be reasonably expected to result in aggregate payments by such customer to the Company in excess of $500,000 in the first year of such contract; provided that: (x) Buyer’s consent shall not be required with respect to renewals of existing contracts on terms substantially similar to the terms of the existing contracts, and (y) if, pursuant to the terms of this paragraph the Company seeks the written consent of the Buyer to enter into a contract, such consent shall be deemed granted by the Buyer if, within five (5) Business Days of the Buyer’s receipt of a written request, pursuant to Section 15.2, from the Company summarizing the material terms of the proposed customer contract, the Company has not received an objection from Buyer to the entry into such customer contract, which objection shall state the reasonable grounds for any such objection.
          6.3. Closing Efforts. It shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby are satisfied.
          6.4. Termination of Certain Agreements. Prior to the Closing, the Company shall terminate at no cost or expense to the Company, and deliver or cause to be delivered to Buyer evidence reasonably satisfactory to Buyer of the termination of the Company’s 401(k) Plan, effective as of the day prior to the Closing Date, and any other ERISA Plan or Non-ERISA Plan requested by Buyer;
          6.5. FIRPTA Tax Certificates. Within 10 days prior to the Closing, each of the Sellers shall deliver or cause to be delivered to the Buyer a certification, in a form reasonably satisfactory to Buyer, that such Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If any Seller has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the dollar amount payable to such Seller pursuant to Section 1.2 by an amount equal to any required withholding Tax under Section 1445 of the Code.
          7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS.
     The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):
          7.1. Representations and Warranties True at Closing. The representations and warranties of the Company set forth in Sections 3.1 and 3.3, the representations and warranties of the Sellers set forth in Sections 4.1 and 4.2, and any representations and warranties of the Company and the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date)

          7.2. Compliance With Agreement. The Company and the Sellers shall have performed and complied with, in all material respects, all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.
          7.3. Officer’s Certificate. The Company and the Seller Representative, on behalf of the Sellers, shall have delivered to the Buyer in writing, at and as of the Closing, a certificate, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions in each of Sections 7.1 and 7.2 have been satisfied.
          7.4. Certificate of Indebtedness. The Sellers shall have caused the Company to prepare and deliver to the Buyer a certificate (the “Certificate of Indebtedness”) certifying as to the amount of Indebtedness and Transaction Expenses of the Company outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon.
          7.5. Management Employment Agreements. Each of the Persons party to the Employment Agreements shall (i) not have taken any action which would be prohibited thereby if such agreement were in effect at the time of such action; and (ii) not have notified the Buyer or the Company of such person’s intention not to accept employment by the Buyer following the Closing.
          7.6. Joinder. Each holder of Units shall have become a party to this Agreement by executing and delivering a fully executed Joinder.
          7.7. [Intentionally Omitted].
          7.8. No Legal Proceedings. No Legal Proceeding shall be pending or, to the Knowledge of the Company, threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.
          7.9. Options.
               (a) Each holder of Options shall have (i) exercised, or (ii) agreed to tender to the Company pursuant to a form reasonably satisfactory to the Buyer, all Options held by such holder.
               (b) The Company shall have taken or caused to be taken all actions necessary to cause the Option Plan to terminate as of immediately prior to the Closing, and to ensure that no holder of Options issued pursuant to the Option Plan or any participant in the Option Plan shall have any rights thereunder to acquire Units or other equity securities of the Company after such termination.
          7.10. Additional Conditions. The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable Law:
               (a) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 3.4 and Schedule 7.10(a) which are required on the part of the Company;
               (b) the Company shall have delivered to the Buyer an update, as of a date no more than five (5) days prior to the Closing Date, of Schedule 3.14(c), and such update shall not reflect reduction in any amount set forth in Schedule 3.14(c) in excess of $1,000,000 in the aggregate;

               (c) the Buyer shall have received copies of the resignations, effective as of the Closing, of each manager and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);
               (d) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
          7.11. Sellers’ Broker Representation Letter. The Sellers’ Broker shall have executed and delivered a letter in the form of Exhibit E, attached hereto.
          8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS.
     The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller Representative):
          8.1. Representations and Warranties True at Closing. The representations and warranties of the Buyer set forth in the first sentence of Sections 5.1 and 5.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          8.2. Compliance with Agreement. The Buyer shall have performed and complied with, in all material respects, all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.
          8.3. Officer’s Certificate. The Buyer shall have delivered to the Sellers in writing, at and as of the Closing, a certificate, in form and substance reasonably satisfactory to the Seller Representative, to the effect that the conditions in each of Sections 8.1 and 8.2 have been satisfied.
          8.4. Option Plan. The Buyer shall not have assumed the Option Plan in any respect and shall have acknowledged the Option Plan’s termination.
          8.5. Transaction Expenses. The Buyer shall have paid in full and terminated all liabilities of the Sellers and the Company for the Transaction Expenses listed on the Certificate of Indebtedness.
          8.6. Management Employment Agreements. The Employment Agreements shall have become effective.
          8.7. [Intentionally Omitted].
          8.8. No Restraining Order. No restraining order or injunction shall prohibit the transactions contemplated by this Agreement.
          8.9. [Intentionally Omitted].
          8.10. [Intentionally Omitted].
          9. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

     “Affiliate”: Shall mean, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through contract or otherwise.
     “Agreed Amount”: Has the meaning set forth in Section 13.3(c).
     “Agreement”: Has the meaning set forth in the first paragraph of this Agreement.
     “Allocation Schedule”: Has the meaning set forth in Section 10.3(a)(ii).
     “Applicable Date”: Has the meaning set forth in Section 1.2(d)(ii).
     “Assets”: Collectively, all of the assets, rights and properties (tangible or intangible) purported to be owned or leased by the Company.
     “Audit”: Has the meaning set forth in Section 10.3(d)(i).
     “Business”: Has the meaning set forth in the recitals.
     “Business Day”: Any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City, New York are permitted or required to be closed.
     “Buyer”: Has the meaning set forth in the first paragraph of this Agreement.
     “Cash Portion of the Transaction Expenses”: Shall mean all of the Transaction Expenses except the Seller’s Broker’s Shares.
     “Cash Payment”: Has the meaning set forth in Section 1.2(a).
     “Cash Purchase Price”: Has the meaning set forth in Section 1.2(c).
     “Certificate of Indebtedness”: Has the meaning set forth in Section 7.4.
     “CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Certificate of Formation”: The certificate of formation of the Company dated May 23, 2000.
     “Change of Control”: means the first to occur of any one of the following:
     (a) the acquisition by any Person, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rules) of any capital stock of the Buyer if, after such acquisition, such Person entity or group beneficially owns 50% or more of the voting securities of the Buyer, but excluding any acquisition by Emdeon Corporation or any of its Affiliates of any shares of capital stock of the Buyer and excluding any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Buyer and excluding any acquisition by any Person pursuant to a Business Combination (as defined below) which is excluded from the scope of paragraph (b) pursuant to the last clause thereof;
     (b) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Buyer or a sale or other disposition of all or substantially all of the assets of Buyer (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Buyer’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting securities of the resulting or acquiring entity in such Business Combination in substantially the same proportions as their ownership of the Buyer’s voting securities immediately prior to such Business Combination;
     (c) the approval by the stockholders of the Buyer of a complete liquidation or dissolution of the Buyer.
     “Claimed Amount”: Has the meaning set forth in Section 13.3(b).
     “Claim Notice”: Has the meaning set forth in Section 13.3(b).
     “Closing”: Has the meaning set forth in Section 2.1.
     “Closing Date”: Has the meaning set forth in Section 2.1.
     “Closing Net Working Capital”: The Net Working Capital as of the Closing Date, immediately prior to giving effect to the Closing.
     “Closing Net Working Capital Deficiency”: Has the meaning set forth in Section 1.3(e).
     “Closing Net Working Capital Surplus”: Has the meaning set forth in Section 1.3(f).
     “Closing Net Working Capital Target”: Has the meaning set forth in Section 1.3(a).
     “Closing Purchase Price”: Has the meaning set forth in Section 1.2(a).
     “Code”: Internal Revenue Code of 1986, as amended.
     “Commitments”: The Company’s privacy policies as posted on the Sites, applicable to personally identifiable information collected on such Site.
     “Common Stock”: The Class A Common Stock of the Buyer.
     “Company”: Has the meaning set forth in the first paragraph of this Agreement.
     “Company Equity Plan”: Any plan, program, agreement or arrangement providing for the issuance or grant of any Option or other interest in respect of any equity interest in the Company.
     “Company Intellectual Property”: The Company Owned Intellectual Property and the Company Licensed Intellectual Property.
     “Company Licensed Intellectual Property”: All Intellectual Property that is licensed to the Company by any third party.
     “Company Owned Intellectual Property”: All Intellectual Property owned or purported to be owned by the Company, in whole or in part.
     “Company Registrations”: Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.
     “Company Source Code”: The source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

     “Continuing Debt”: Any Indebtedness under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases.
     “Contract”: Any contract, plan, undertaking, arrangement, concession, understanding, agreement, franchise, permit (other than the Permits), instrument, license, lease (other than the Leases), sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.
     “Customer Offerings”: Means (a) the services that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous two years, or (iii) currently plans to provide or make available to third parties in the future and (b) the products (including Software and Documentation) that the Company (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous two years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future.
     “Damages”: Has the meaning set forth in Section 13.1.
     “Database”: Shall mean each public or proprietary database of healthcare information, including without limitation, patient volume, mortality rates, common complications, average length of stay and average hospital charges, made available by the Company to its customers or their end users.
     “Deductible Amount”: One Hundred Thousand Dollars ($100,000).
     “Deferred Consideration”: The Subsequent Consideration, including any cash and/or Shares paid to satisfy the Downside Protection Obligation pursuant to Section 1.2(d).
     “Deferred Consideration Payment Date”: The date that is twenty-four (24) months after the Closing Date.
     “Deferred Consideration Payment Date Value”: Has the meaning set forth in Section 1.2(d).
     “Disclosure Schedule”: Has the meaning set forth in the preamble to Section 3.
     “Dispute”: Has the meaning set forth in Section 13.3(d).
     “Documentation”: Printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
     “Downside Protection Obligation”: Has the meaning set forth in Section 1.2(d).
     “Employment Agreement”: Has the meaning set forth in the Recitals.
     “Environmental Law”: Any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “ERISA”: The Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.
     “ERISA Affiliate”: Any Person that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Code Section 414(b)), (2) a group of trades or businesses under common control (as defined in Code Section 414(c)), or (3) an affiliated service group (as defined under Code Section 414(m) or any regulations under Code Section 414(o)), any of which includes or, within the applicable statutes of limitations, included the Company.
     “Estimated Net Working Capital”: Has the meaning set forth in Section 1.3(a).
     “Excluded Warranty Claims”: Has the meaning set forth in Section 13.4(a).
     “Exploit”: Develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     “Final Closing Statement”: Has the meaning set forth in Section 1.3(b).
     “Financial Statements”: Has the meaning set forth in Section 3.6.
     “Founders” or “Founder”: Shall mean, collectively, each of the Persons whose names are set forth on Exhibit A hereto, and individually, any one such Person (as applicable).
     “GAAP”: Generally accepted accounting principles as in effect in the United States on the date of this Agreement, consistently applied.
     “Governmental Authority”: Any federal state, local, foreign, governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.
     “Healthcare Laws”: Laws relating to the provision, administration, and/or payment for healthcare products or services, including, without limitation, to the extent applicable: (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.
     “HIPAA”: Health Insurance Portability and Accountability Act of 1996 and all regulations and rules issued thereunder, or any successor Law.
     “HIPAA Commitments”: Has the meaning set forth in Section 3.28(a).
     “Indemnified Party”: A Person (which shall be the Seller Representative in the case of the Sellers) entitled to indemnification under Section 13 of this Agreement.
     “Indemnifying Party”: A Person (which shall be the Seller Representative in the case of the Sellers) obligated to provide indemnification under Section 13 of this Agreement

     “Indebtedness”: As applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (a) all indebtedness of any such Person for the deferred purchase price of property or services represented by a note, (b) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any such Person secured by a purchase money mortgage or other Security Interest to secure all or part of the purchase price of the property subject to such mortgage or Security Interest, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which any such Person is liable as lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, that for purposes of the calculation of the Indebtedness of the Company outstanding as of the Closing, (i) in respect of standby letters of credit (or similar agreements or instruments), the amount of Indebtedness referred to in clause (e) above shall be limited to the amount of accrued reimbursement expenses owing in respect of actual drawings on such letters of credit (or similar agreements or instruments) prior to the Closing, and (ii) whether or not all or any of such interest rate swap agreements or instruments are to be terminated on the Closing Date, the amount of Indebtedness referred to in clause (f) above shall be a net amount (which can decrease or increase the Indebtedness of the Company outstanding as of the Closing) equal to the sum of all amounts that would be payable by the Company (which increase the amount of such Indebtedness) and all amounts that would be payable to the Company (which decrease the amount of such Indebtedness) in connection with a termination of any such interest rate swap agreements or instruments on the Closing Date.
     “Initial Adjustment”: Has the meaning set forth in Section 1.3(a).
     “Initial Net Working Capital Deficiency”: Has the meaning set forth in Section 1.3(a).
     “Intellectual Property”: The following subsisting throughout the world:
     (a) Patent Rights;
     (b) Trademarks and all goodwill in the Trademarks;
     (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
     (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;
     (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
     (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
     “Intellectual Property Registrations”: Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
     “Interim Financials”: Has the meaning set forth in Section 3.6.

     “Internal Systems”: The Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test apparatus used by the Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site. “Internal Systems” does not include mass market, currently available, off-the-shelf software programs (such as computer operating system software or business application programs for word processing, e-mail, etc.) that are licensed by the Company pursuant to “shrink wrap” licenses.
     “IRS”: The United States Internal Revenue Service.
     “Joinder”: A joinder to this Agreement in the form attached to this Agreement as Exhibit D.
     “Knowledge of the Company”: The actual knowledge of each Principal Unitholder, as well as knowledge which should have been known to such Principal Unitholder in the ordinary course of fulfilling his or her principal duties.
     “Law”: Any law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority.
     “Lease”: Any oral or written sublease, lease or other agreement (including all amendments, renewals, extensions, modifications or supplements thereto) relating to any real property and interests in real property.
     “Legal Proceeding”: Any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator or mediator.
     “Limited Liability Company Agreement”: That certain Limited Liability Company Agreement of the Company, dated July 21, 2000, as amended through the date hereof.
     “Material Adverse Effect” Shall mean any event, change, occurrence, effect, development or circumstance that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on (a) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby (b) the Business, Assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company, taken as a whole or (c) the ability of the Buyer to operate the Business immediately after the Closing in substantially the same manner as operated immediately prior to Closing; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from or relating to general business, economic, industry or financial market conditions, including any such conditions arising out of acts of terrorism or war or any armed hostilities, or any escalation thereof; (ii) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from or relating primarily to the taking of any action contemplated by this Agreement or any action to which the Buyer shall have consented in writing; (iii) any adverse event, change, occurrence, effect, development or circumstance resulting from or relating to the cancellation or termination of any contract set forth on Schedule 3.4 pursuant to a termination right triggered by the transactions contemplated by this Agreement; (iv) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from or relating primarily to any material breach by the Buyer of any provision of this Agreement; (v) any failure to meet internal, published or other estimates, predictions, projections or forecasts of revenues, net income or any other measure of financial performance, provided that any underlying event, change, occurrence, effect, development or circumstance that gave rise to such failure shall not be a direct consequences of an action taken by the Company other than in good faith; or (vi) any change in GAAP.
     “Materials of Environmental Concern”: Any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide,

Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Material Permit”: Any Permit, the absence or loss of any of which, individually or in the aggregate, could reasonably be expected to have a material impact on the Business.
     “Maximum Amount”: Six Million Dollars ($6,000,000).
     “Membership Interests”: Collectively, all of the issued and outstanding limited liability company interests of the Company.
     “Minimum Claim Amount”: Ten Thousand Dollars ($10,000).
     “Most Recent Audited Balance Sheet”: Has the meaning set forth in Section 3.6.
     “Multiemployer Plan”: Has the meaning set forth in Section 3.15.
     “Multiple Employer Plan”: Has the meaning set forth in Section 3.15.
     “NASDAQ”: The NASDAQ Stock Market.
     “Net Working Capital”: As of any date, the total of the current assets of the Company (consisting of cash and cash equivalents (including cash paid or payable on or before the Closing Date relating to the exercise of Options by holders of Options)), accounts receivable, other receivables (including note receivables from certain Founders as identified in Schedule 3.8(d)), inventories and prepaid expenses but excluding any deferred income Taxes) as of such date less the total of the current liabilities of the Company (consisting of accounts payable, accrued expenses and salaries, accrued bonuses as identified on Schedule 3.8, and other current liabilities, including current Tax liabilities, and the current portion of deferred revenue, but excluding (i) any deferred Tax liability, and (ii) any amounts that relate to Transaction Expenses as of such date) and the long term portion of deferred revenue.
     “Non-ERISA Plan”: Has the meaning set forth in Section 3.15.
     “Open Source Materials”: All Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
     “Options”: As of any date, the unexercised options or warrants to purchase Membership Interests or other equity interests in the Company issued by the Company.
     “Option Plan”: Means the Subimo, L.L.C. Incentive Equity Option Plan.
     “Ordinary Course of Business”: The ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Patent Rights”: All patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

     “Partnership Tax Returns”: The Federal Partnership Information Return (together with all schedules required to be attached thereto) filed on IRS Form 1065, or any successor form, together with any corresponding state income tax returns that are filed on the basis the Company is taxable as pass-through entity for state tax purposes.
     “Performance Obligations”: Any guarantee or commitment, including, but not limited to, service level agreements, customer service obligations, implementation deadlines (including, in each case, those involving financial penalties) of the Company for the benefit of a customer whether set forth in a customer contract or otherwise.
     “Permit”: Any permit, license, registration, certificate, order, approval, franchise, variance or similar right issued by or obtained from any Governmental Authority (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased Real Property).
     “Person”: Any individual, corporation, limited liability company, association, partnership, organization, trust, estate, proprietorship or other entity, enterprise or authority.
     “Pre-Closing Tax Period” Means (a) any taxable period that begins before the Closing Date and ends on or before the Closing Date, and (b) with respect to any other taxable period that includes the Closing Date, the portion of such taxable period prior to and including the Closing Date.
     “Principal Unitholders”: Has the meaning set forth in the first paragraph of this Agreement.
     “Projections”: Has the meaning set forth in Section 3.25.
     “Pro Rata Share”: Has the meaning set forth in Section 1.2(c).
     “Protection Value”: Has the meaning set forth in Section 1.2(d)(ii).
     “Purchase Price”: Has the meaning set forth in Section 1.2(a).
     “Purchase Price Adjustment”: Means an adjustment to the Purchase Price pursuant to Section 1.3 as a result of a Closing Net Working Capital Deficiency or a Closing Net Working Capital Surplus.
     “Real Property”: Has the meaning set forth in Section 3.34.
     “Reference Balance Sheet Date” Has the meaning set forth in Section 3.6.
     “Response”: Shall have the meaning set forth in Section 13.3(c).
     “Restricted Employee”: Any Person who was an employee of the Company on either the date of this Agreement or the Closing Date.
     “Rule 144”: Rule 144 under the Securities Act (or any similar provision then in force).
     “Secondary Deferred Consideration Payment Date”: The date that is forty-eight (48) months after the Closing Date.
     “Secondary Triggering Date”: Has the meaning set forth in Section 1.2(d).
     “Securities Act”: The Securities Act of 1933, or any rule or regulation promulgated thereunder.
     “Security Interest”: Any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.
     “Sellers”: Has the meaning set forth in the first paragraph of this Agreement.
     “Sellers’ Broker”: Shall mean Lane, Berry & Co. International, LLC
     “Sellers’ Broker’s Fee”: Shall mean all brokerage commissions, fees and disbursements of Sellers’ Broker as set forth on Schedule 9.
     “Sellers’ Broker’s Shares”: Shall mean the amount to be paid pursuant to paragraph 2 of Schedule 9 in partial payment of the Sellers’ Broker’s Fee, as adjusted, together with any pro-rated payment of Shares or cash pursuant to Section 1.2(d)(ii).
     “Seller Registration Statement”: Shall mean a registration statement on Form S-3 or another appropriate form (as determined by the Buyer) covering the resale to the public by the Sellers of the Shares.
     “Seller Representative”: Has the meaning set forth in Section 15.14.
     “Shares”: Shares of Common Stock, or shares of capital stock or other property resulting from any reclassification or reclassifications of the Common Stock after the date hereof, issued to the Sellers as Subsequent Consideration. Following the event of a merger, consolidation or similar transaction involving the Buyer in which the Buyer is not the surviving corporation, “Shares” will include the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation, or such cash or other property that a holder of such number of shares of Common Stock would have received as a result of such transaction, as applicable.
     “Site Data”: All of the health, healthcare related medical, pharmaceutical, insurance and benefits information and other intellectual property, including without limitation in any Database, displayed or available on the Sites.
     “Sites”: The following Internet websites: www.subimo.com, www.myhca.com and www.myhealthcareadvisor.com.
     “Software”: Computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Subsequent Consideration”: (A) Twenty-six Million Dollars in cash, or (B) the number of Shares initially equal to US$26,000,000 divided by the average closing price on NASDAQ for the Common Stock for the five (5) Business Days prior to Closing, as adjusted pursuant to Section 13, or (C) any combination of (A) and (B) above, as determined by the Buyer on the Closing Date. The number of Shares issued as Subsequent Consideration shall be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number or type of outstanding shares of Common Stock following the Closing.
     “Subsequent Consideration Closing Date Value”: Means the value of the Subsequent Consideration (without regard to any adjustments thereto pursuant to Section 13) determined by adding (i) the amount of the cash included in the Subsequent Consideration (not including any cash treated as Sellers’ Broker’s Shares), and (ii) the aggregate value of the Shares included in the Subsequent Consideration (not including any Shares treated as Sellers’ Broker’s Shares), with each such Share being treated as having a value equal to the average of the highest and lowest quoted selling prices of a share of Common Stock on the Closing Date as reported on NASDAQ.

     “Subsidiary”: As applied to any specified Person, any other Person of which such specified Person shall at the time own, directly or indirectly, through a Subsidiary or otherwise, at least a majority of the outstanding equity interests (or other beneficial interests) entitled to vote generally.
     “Tax”: Any tax, charge, fee, duty, contribution, levy or other similar assessment or liability in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tax Return”: Any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Law, regulation or administrative requirements relating to any Tax.
     “Termination of Continued Employment” Means (a) the termination of an individual by the Company for “Cause” (as defined in such individual’s employment agreement), or (b) the voluntary termination of employment with the Company by an individual other than for “Good Reason” (as defined in such individual’s employment agreement). For the avoidance of doubt, “voluntary termination” shall not include termination of employment with the Company due to the employee’s death or disability (as defined in such individual’s employment agreement).
     “Third Party Action”: Any suit or proceeding by any third party against any Indemnified Party that could give rise to a claim for indemnification against any Indemnifying Party.
     “Trademarks”: All registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
     “Trading Partners”: Has the meaning set forth in Section 3.29(c).
     “Transaction Expenses”: All expenses of the Sellers and the Company incurred in connection with the preparation, execution and consummation of this Agreement and the Closing to the extent not paid prior to the Closing, including Sellers’ Broker’s Fees and all fees and disbursements of attorneys, accountants and other advisors and service providers payable by the Sellers pursuant to Section 15.1; provided, however, that “Transaction Expenses” shall not include any expenses of the Company incurred or to be incurred in connection with the Buyer’s obtaining the financing necessary (A) to pay the Purchase Price and all fees and expenses of the Buyer arising in connection with the transactions contemplated by this Agreement and (B) to finance the working capital needs of the Company following the Closing.
     “Transfer Taxes”: Has the meaning set forth in Section 10.3(e).
     “Triggering Date”: Has the meaning set forth in Section 1.2(d).
     “Units”: Collectively, the Membership Interests and any equity interests in the Company issued upon exercise of the Options.

          10. CERTAIN COVENANTS.
          10.1. Confidential Information. The obligations of the Buyer and the Sellers under the Confidentiality and Non-Disclosure Agreement dated August 25, 2006 shall remain in full force and effect and shall survive the execution and delivery of this Agreement.
          10.2. Manager and Officer Liability, Indemnification and Insurance.
               (a) For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Company’s Certificate of Formation or Limited Liability Company Agreement relating to the exculpation or indemnification of any of its officers and managers, except for any changes which may be required to conform with applicable Law (including any changes therein) and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.
               (b) [Intentionally Omitted].
               (c) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then the Buyer shall cause proper provisions to be made so that such Person assumes the obligations set forth in this Section 10.2.
               (d) This Section 10.2, which shall survive the Closing and shall continue for the periods specified herein, is intended to bind the Buyer and the Company and inure to the benefit of the officers, directors and/or employees of the Company, each of whom may enforce the provisions of this Section 10.2 (whether or not parties to this Agreement). The provisions of this Section 10.2 are in addition to, and not in lieu of, any other rights to indemnification, contribution or exculpation or liability that any officer, director and/or employee of the Company may be entitled to or hereafter acquire under any Law, agreement or provision of the Certificate of Formation, Operating Agreement, certificate of incorporation or by-laws (or equivalent governing documents) of the Buyer or the Company.
          10.3. Tax Matters.
               (a) Tax Treatment.
                    (i) It is agreed and understood that the parties hereto shall treat the transactions contemplated by this Agreement in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) (A) as a sale of Units with respect to Sellers and (B) with respect to Buyer, as a purchase by Buyer of all of the assets of the Company and assumption by Buyer of all of the Company’s liabilities (other than liabilities for which Buyer is required to be indemnified pursuant to this Agreement). The parties shall treat such transactions as occurring as of close of business on the Closing Date.
                    (ii) The parties agree that the Purchase Price, the liabilities of the Company and any other relevant items shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder. Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative an allocation schedule allocating the Purchase Price, the Company’s liabilities and any other relevant items among the Assets (the “Allocation Schedule”). The Allocation Schedule shall be final and binding on the parties unless, within 30 days after delivery thereof to the Seller Representative, the Seller Representative delivers a written notice to Buyer of its objections to the Allocation Schedule. Any disputes with respect to the Allocation Schedule shall be resolved by the Independent Accounting Firm in the manner set forth in Section 1.3(c). The Allocation Schedule as finally determined pursuant to this Section 10.3(a)(ii) shall be binding on the parties for Tax and financial accounting purposes, the parties shall file all Tax Returns in a manner consistent with such Allocation Schedule, and no party shall take any position that is inconsistent with the Allocation Schedule in any audit, examination or other proceeding relating to Taxes unless otherwise required by a “determination” as defined in section 1313(a) of the Code. Appropriate adjustments shall be made to the allocation set forth in the Allocation Schedule, as finally determined pursuant to this Section 10.3(a)(ii), to reflect any payments subsequently made pursuant to Section 1.2(d), 1.3, 10.3(c) and/or 13.
               (b) Tax Returns.
                    (i) After the Closing Date, the Seller Representative, at its own cost and expense, shall be responsible for preparing and timely filing all Partnership Tax Returns for the Company for all tax periods ending on or before the Closing Date. Such Partnership Tax Returns will report the operations of the Company in accordance with applicable Law and consistent with past practices. The Seller Representative shall provide the Buyer copies of such Tax Returns in the form proposed to be filed at least thirty (30) days prior to the due date of any such Tax Returns, and such Tax Returns shall not be filed without the Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed.
                    (ii) Except as set forth in Section 10.3(b)(i), the Buyer, at its own cost and expense, shall be responsible for preparing and filing all Tax Returns of the Company due following the Closing Date.
               (c) Indemnification.
                    (i) After the Closing Date, and regardless of whether the Buyer would be entitled to indemnification for such amount under Section 13.1, the Sellers shall, jointly and severally, pay or cause to be paid, be liable for, and indemnify, defend and hold harmless the Buyer and the Company and each of their respective Affiliates, successors and assigns from and against any and all Taxes of the Company, or for which the Company is or may become liable, for or with respect to any Pre-Closing Tax Period (calculated after taking into account any estimated income Tax payments or other income Tax payments made by the Company prior to the Closing Date), except to the extent that such Taxes are specifically reflected as a current liability in the Closing Net Working Capital as finally determined pursuant to Section 1.3. The parties agree that any employment and withholding Tax obligations arising from transactions contemplated by this Agreement that occur at, prior to or in connection with the Closing shall be treated as Taxes of the Company for a Pre-Closing Tax Period. In the case of a Tax period that includes but does not end on the Closing Date, the portion of the Taxes for such period that is attributable to the Pre-Closing Tax Period shall be determined on the basis set forth in Section 10.3(c)(i) below. The Sellers shall pay such amounts as they are obligated to pay to the Buyer or the Company upon the later to occur of (i) 5 days prior to the date payment of such Taxes is due, or (ii) 5 days after receipt of a request therefor from Buyer.
                    (ii) Any Taxes for a Tax period that begins before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion of such period beginning after the Closing Date, in the case of real and personal property Taxes, on a per diem basis, and in the case of other Taxes, based on the actual activities, taxable income or taxable loss of the Company during the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date determined as if the books of the Company were closed as of close of business on the Closing Date.
                    (iii) Each Seller acknowledges and agrees that such Seller will indemnify, reimburse, and hold harmless Buyer, the Company and each of their respective Affiliates, successors and assigns with respect to any liability for Taxes that results from or is attributable to any underwithholding of income or employment Taxes that is later determined to have occurred with respect to consideration received or deemed to have been received by such Seller pursuant to this Agreement; provided, that to the extent that indemnification for any such Taxes is available pursuant to both Section 10.3(c)(i) and this Section 10.3(c)(iii), indemnification for such Taxes will be provided pursuant to Section 10.3(c)(i).
                    (iv) Claims made pursuant to this Section 10.3 may only be asserted on or prior to 30 days after the expiration of the applicable statute of limitations (including extensions thereof).
               (d) Post-Closing Audits.

                    (i) The Buyer shall notify the Seller Representative in writing within 20 days after receipt by the Buyer or the Company of written notice of the commencement of any official inquiry, examination, audit or other administrative or judicial proceeding (“Audit”) regarding any Tax Return or Taxes for any period with respect to which the Sellers may have an indemnification obligation under Section 10.3(c); provided, that the failure to provide such notice shall not relieve Sellers of their obligations pursuant to Section 10.3 or Section 13, except to the extent that Sellers are actually prejudiced thereby. The Seller Representative shall notify the Buyer in writing within 20 days after receipt by the Seller Representative or any Seller of written notice of the commencement of any Audit regarding any Tax Return or Taxes of the Company.
                    (ii) Within 20 days after delivery of notification from Buyer or the Seller Representative (as applicable) pursuant to Section 10.3(d)(i), the Seller Representative shall, upon written notice thereof to Buyer, have the right to exercise, on behalf of the Sellers and at the expense of the Sellers, control over the handling, disposition and/or settlement of any Audit regarding any Tax period of the Company that ends on or before the Closing Date; provided, that the Seller Representative shall defend such Audit diligently and in good faith, and shall keep the Buyer reasonably informed as to the status of and material developments in such Audit, including by providing the Buyer with copies of any written materials relating to such Audit received from or submitted to the relevant Governmental Authority; provided further that if such Audit could have an adverse impact on Buyer, any Affiliate of Buyer or the Company or any Company Subsidiary (1) the Seller Representative shall consult with Buyer before taking any significant action in connection with such Audit; (2) the Seller Representative shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Audit; (3) Buyer (or an Affiliate of Buyer) shall be entitled to participate, at its own expense, in such Audit, including by attending meetings with the relevant Governmental Authority; and (4) the Seller Representative shall not settle, compromise or abandon the Audit without obtaining prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller fails to exercise its right to control the conduct of any Audit described in this Section 10.3(d)(ii), Buyer may conduct, defend and settle the Audit in such manner as it deems appropriate in its sole discretion, and Sellers shall, jointly and severally, promptly pay or reimburse Buyer for any costs or expenses incurred in connection with the conduct, defense or settlement of such Audit.
                    (iii) The Buyer shall have the right, at its own expense, to exercise control over the handling, disposition and/or settlement of any Audit regarding any Tax Return other than as described in Section 10.3(b)(ii) above (including the right to settle or otherwise terminate any contest with respect thereto); provided, that in the case of any Tax Return for a period beginning before the Closing Date, the Buyer shall not settle any issue that would result in a required indemnification payment by the Sellers under Section 10.3(b) without the prior consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
                    (iv) In the event of a conflict between the provisions of this Section 10.3(d) and Section 13.3, this Section 10.3(d) shall exclusively govern all matters relating to the conduct of Audits with respect to Tax Returns or Taxes.
               (e) Transfer Taxes. Sellers shall, jointly and severally, be responsible for and pay all transfer, documentary, sales, use, stamp, registration and other such non-income Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the sales of the Units pursuant to this Agreement. The Seller Representative shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Buyer will join in the execution of any such Tax Returns and other documentation.
               (f) Tax Cooperation. From and after the Closing Date, each of Buyer, the Seller Representative and the Sellers shall cooperate, as reasonably requested, in connection with the preparation of any Tax Returns of the Company and in connection with any Audits with respect to Taxes or Tax Returns. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Audit.

          10.4. Updating the Schedules. The Sellers shall deliver to the Buyer prior to the Closing Date one or more written updates or supplements to the Disclosure Schedule (each, an “Update”) reflecting events, matters, items or facts occurring after the date hereof. Such Update shall not be deemed to amend the Disclosure Schedule.
          10.5. Noncompetition. For a period of three years following the Closing, each Principal Unitholder shall not, either directly or indirectly as a stockholder, investor, partner, consultant, employee, or otherwise, engage in any business anywhere in the world which is competitive with the Business. Each Principal Unitholder agrees that the duration and geographic scope of the non-competition provision set forth in this paragraph are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each Principal Unitholder agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each Principal Unitholder intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective. The foregoing shall not limit, or be limited by, the provisions of any other agreement to which a Principal Unitholder may be a party.
          10.6. Nonsolicitation of Employees. Each Principal Unitholder agrees that for a period of three years following the Closing, he, she or it will not, directly or indirectly, without the prior written approval of Buyer, solicit for hire, or hire, any Restricted Employee, or directly or indirectly, solicit for hire, or hire, on behalf of any third party, any Restricted Employee; provided, however, that the prohibition on solicitation in this Section shall not be deemed breached by any general advertisement for potential employees that is not specifically directed at the Restricted Employees.
          10.7. Nonsolicitation of Customers. Each Principal Unitholder agrees that for a period of three years following the Closing, he, she or it will not, directly or indirectly, without the prior written approval of Buyer, solicit or contact any customer of the Business or any potential customer with whom the Company has had substantive contact or received or submitted a proposal for services for the purpose of: (i) any commercial pursuit which is in competition with the Business, (ii) providing such customer or potential customer products or services that are the same as or substantially similar to those provided or offered to be provided by the Business.
          10.8. Continuing Confidentiality. In addition to any other confidentiality or non-disclosure obligations of the Principal Unitholders to the Company, from and after the Closing:
               (a) Each Principal Unitholder acknowledges that, in connection with the operation of the Company prior to the Closing, the undersigned, either directly or through his, her, or its representatives, may have had access to confidential information relating to the Company and the Business, including technical, financial or marketing information, lists of vendors, suppliers and customers, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications, or other proprietary information relating thereto, and including analyses, compilations, studies or other documents, records or data prepared by the Company or a Principal Unitholder or their respective representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”).
               (b) Each Principal Unitholder will treat all Confidential Information as confidential, preserve the confidentiality thereof and not use or disclose any Confidential Information. If, however, Confidential Information is disclosed, the disclosing Principal Unitholder will immediately notify Buyer in writing and will take all reasonable steps required to prevent further disclosure.
               (c) Notwithstanding the provisions of this Section 10.8, a Principal Unitholder will be permitted to disclose any Confidential Information pursuant to the requirement of a Governmental Authority to the extent such disclosure is required by a valid legal requirement and prompt notice is given by the Principal Unitholder to the Buyer of any such requirement. If requested in writing by Buyer, each Principal Unitholder will reasonably cooperate with Buyer, at Buyer’s expense, in seeking a protective order or exemption from such requirement (provided that nothing in this Section 10.8 will require any Principal Unitholder to violate any requirement of applicable Law). Confidential Information will not include information that is or becomes publicly available without fault of a Principal Unitholder or is otherwise generally known in the general industry of the Company.
          10.9. Employee Matters.
               (a) As of the Closing, Buyer shall make available, or cause to be made available, to all employees of the Company all pension, 401(k), medical, dental, vision, life insurance, disability and other benefit plans, programs or arrangements that are offered to similarly situated employees of Buyer on terms no less favorable than offered to such similarly situated employees of Buyer (the “Buyer Plans”). Buyer shall take, or cause to be taken, all actions necessary to provide that the employees of the Company will receive full credit for their years of service with the Company prior to the Closing for purposes of vesting and eligibility under any benefit plan for which years of service is relevant, including vacation and severance, but specifically excluding for purposes of eligibility or vesting of any options or restricted shares.
               (b) Only if the Closing occurs, the Buyer shall cause the Company to pay on or before January 31, 2007, all accrued but unpaid employee annual bonuses as set forth in Schedule 3.8(f).
          10.10. [Intentionally Omitted].
          10.11. Lock-up. Each Seller agrees that, without the prior written consent of the Buyer, he, she, or it will not, directly or indirectly:
               (a) Offer, pledge, sell, contract to sell, or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition, transfer or purchase by any Person at any time in the future of) any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or derivative of shares of Common Stock to be owned by such Seller (or as to which such Seller has or will have the right to direct the disposition); or
               (b) Enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares or would have the economic effect of eliminating or substantially reducing such Seller’s market risk with respect to any of the shares of Common Stock during the periods referred to below;
     whether any such transaction described in paragraph (a) or (b) above is to be settled by delivery of Shares or such other securities, in cash, or otherwise, during the period beginning on the date hereof and ending on the Applicable Date; provided, however, that in the event of the Termination of Continued Employment of a Founder on or prior to the Deferred Consideration Payment Date, such restrictions shall apply to such Founder during the period beginning on the date hereof and ending on the Secondary Triggering Date.
          10.12. Cause Conditions to be Satisfied. Each Seller and the Company shall use reasonable best efforts to cause each of the conditions set forth in Section 7 to be satisfied at or prior to the Closing.
          11. REGISTRATION OF SUBSEQUENT CONSIDERATION.
          11.1. Registration of Shares. If, no less than sixty (60) days prior to the Deferred Consideration Payment Date or, with respect to the Shares to be issued on the Secondary Deferred Consideration Payment Date, no less than sixty (60) days prior to the Secondary Deferred Consideration Payment Date, as the case may be, the Buyer delivers written notice (the “Registration Notice”) to the Seller Representative stating that the Buyer intends to file a registration statement under the Securities Act covering the registration of the Shares to be issued on such Deferred Consideration Payment Date or Secondary Deferred Consideration Payment Date for sale to the public in an underwritten offering, then the Buyer shall use reasonable best efforts to file with the SEC the Seller Registration Statement within thirty (30) days after delivery of the Registration Notice (and in any event within sixty (60) days after delivery of the Registration Notice) and to complete, as soon as reasonably practicable thereafter, an underwritten offering with an underwriter or underwriters selected by the Buyer. The Buyer may combine an underwritten offering of the Shares pursuant to this Section 11 with any other public offering of its securities.
          11.2. Participation in Underwritten Offering.
               (a) Subject to the limitations of this Section 11.2, in the event that the Buyer files the Seller Registration Statement, each Seller agrees to participate in such registration and include all of such Seller’s Shares in the underwriting to the extent provided herein. All Sellers shall enter into an underwriting agreement in customary form (including with respect to indemnification) with the underwriter or underwriters selected for such underwriting by the Buyer.
               (b) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Section 11, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Sellers in connection with sales under the Seller Registration Statement and (ii) the fees and expenses of any counsel retained by the Sellers, which shall remain the responsibility of the Sellers.
          11.3. Limitations.
               (a) Notwithstanding the foregoing, (i) the Buyer shall have the right at any time to cease efforts with respect to the filing of the Seller Registration Statement or an underwritten offering of the Sellers’ Shares (including, without limitation, suspending the use of any prospectus included in any Seller Registration Statement); (ii) in the event that the Buyer does not notify the Seller Representative of its intention to file the Seller Registration Statement pursuant to Section 11 at least sixty (60) days prior to the Deferred Consideration Payment Date or the Secondary Deferred Consideration Payment Date, as the case may be, or ceases efforts with respect to the filing of the Seller Registration Statement or an underwritten offering pursuant to the foregoing clause (i), the Buyer shall have no liability to the Sellers on account thereof, and the Sellers shall have the right to sell their Shares without restriction pursuant to Sections 11.2 or 11.5; and (iii) the Sellers agree that the Buyer shall have no liability to the Sellers for the price at which the Sellers’ Shares are sold in any completed underwritten offering.
               (b) In the event (i) the Buyer does not file the Seller Registration Statement within sixty (60) days after delivery of the Registration Notice, (ii) the Seller Registration Statement is not declared effective by the SEC within sixty (60) days after such filing, or (iii) the Seller Registration Statement ceases to continue to be effective at any time after it is declared effective, then the Sellers shall have the right to sell their Shares without restriction pursuant to Sections 11.2 or 11.5.
          11.4. Requirements of Sellers. In connection with the inclusion of any Shares in the Seller Registration Statement, the Seller owning such shares shall furnish to the Buyer in writing such information regarding such Seller and the proposed sale of Shares by such Seller as the Buyer may reasonably request in writing in connection with the Seller Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities.
          11.5. Assignment of Rights. A Seller may not transfer any of his, her or its Shares following the termination of the restrictions pursuant to Section 10.11 unless each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Section 11, in which case such transferee shall be deemed a Seller for purposes of this Section 11, unless the restrictions of this Section 11.5 are no longer effective as described in Section 11.3.
          11.6. Indemnification.
               (a) To the extent permitted by law, the Buyer will indemnify each Seller and each person controlling such Seller within the meaning of Section 15 of the Securities Act, with respect to which a Seller Registration Statement has been filed pursuant to this Section 11, and each underwriter for such Seller, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, preliminary or final, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Buyer of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Buyer and relating to action or inaction required of the Buyer in connection with any such registration, and will reimburse each such Seller and each person controlling such Seller, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission therefrom) made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of such Seller or its agents, underwriter or persons who control such Seller specifically for use in such prospectus, preliminary or final offering circular or other document (including any related registration statement, notification or the like). It is agreed that the indemnity agreement contained in this Section 11.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
               (b) Each Seller will, if Shares held by him, her, or it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Buyer and each Person controlling the Buyer within the meaning of Section 15 of the Securities Act and each underwriter, if any, of the Buyer’s securities covered by a Seller Registration Statement, each person who controls such underwriter within the meaning of Section 15 of the Securities Act, each other such Seller and each of their officers, directors and partners, and each person controlling such Seller, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, preliminary or final, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Buyer and such Sellers or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of such Seller, its agents, underwriter or persons who control such Seller specifically for use in connection with such registration; provided, however, that the obligations of such Seller hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Seller (which consent shall not be unreasonably withheld, conditioned or delayed) and provided further that in no event shall any indemnity under this Section 11.6(b) exceed the net proceeds from the offering received by such Seller.
               (c) If the indemnification provided for in this Section 11.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission provided that in no event shall any contribution by a Seller hereunder exceed the net proceeds from the offering received by such Seller.

               (d) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
               (e) The obligations of the Buyer and the Sellers under this Section 11.6 shall survive completion of any offering of Shares and the termination of this Agreement.
          11.7. Registration Procedure. In the case of any Seller Registration Statement filed by the Buyer pursuant to this Section 11, the Buyer will keep the Seller Representative advised in writing as to the initiation of each registration and as to the progress and completion thereof. At its expense, the Buyer will use reasonable best efforts to:
               (a) Keep the Seller Registration Statement effective for a period of one hundred twenty (120) days or until the Sellers have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however that (i) such 120-day period shall be extended for a period of time equal to the period the Seller refrains from selling any Shares at the request of an underwriter of the offering; and (ii) in the case of any registration of Shares that are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Shares are sold;
               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
               (c) Furnish such number of prospectuses and other documents incident thereto, including a preliminary prospectus and any amendment of or supplement to the prospectus, as a Seller from time to time may reasonably request;
               (d) Notify each Seller, at any time when a prospectus relating to the Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Seller Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Seller, prepare and furnish to such Seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;
               (e) Cause all Shares to be listed on each securities exchange on which similar securities issued by the Buyer are then listed; and
               (f) Otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC.
          11.8. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares to the public without registration, in the event the Buyer does not file a Seller Registration Statement, the Buyer agrees (to the extent Rule 144(k) under the Securities Act is not then available) to use reasonable best efforts to:
               (a) make and keep current public information available as those terms are understood and defined in Rule 144 under the Securities Act at all times following the Deferred Consideration Payment Date and so long as any Seller owns any Shares;
               (b) so long as a Seller owns any Shares, furnish to the Seller forthwith upon written request a written statement by the Buyer as to its compliance with the reporting requirements of Rule 144.

          12. EXCLUSIVE DEALING.
          12.1. The Company and the Sellers hereby agree that during the Exclusivity Period (as defined below), they shall not, and the Company shall require each of its officers, managers, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of units, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. The Exclusivity Period shall be the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the provisions hereof.
          12.2. The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
          13. INDEMNIFICATION.
          13.1. Indemnity by the Sellers. Subject to the overall limitations, the minimum amounts and the time limitations set forth in Section 13.4, each of the Sellers agrees jointly and severally with respect to Sections 13.1(a), (c), (e), and (f) and severally, and not jointly, with respect to Sections 13.1(b) and (d), to indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and expenses of counsel (collectively, “Damages”), related to or arising directly or indirectly out of:
               (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement or any breach of the covenant of the Company contained in Section 10.4;
               (b) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of a Seller contained in this Agreement or any other agreement or instrument furnished by such Seller to the Buyer pursuant to this Agreement;
               (c) any failure to perform any covenant or agreement of the Company or such Seller contained in this Agreement or any agreement or instrument furnished by the Company or such Seller other than Section 10.4;
               (d) any failure of any Seller to have good, valid and marketable title to the issued and outstanding Units issued in the name of such Seller, free and clear of all Liens or any claim by a purported member of the Company against a Seller for failure to convey to such purported member valid and marketable title to the Units;
               (e) any Closing Net Working Capital Deficiency; or
               (f) except for a claim made against a Seller by a purported member of the Company for failure of a Seller to convey to such purported member valid and marketable title to the Units, any claim brought against the Company by a member or former member of the Company, or any other person or entity, seeking to assert, or based upon:

                    (i) ownership or rights to ownership of any Membership Interest in the Company;
                    (ii) any rights of a member (other than the right to receive the Purchase Price pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote;
                    (iii) any rights under the Limited Liability Company Agreement or Certificate of Formation of the Company; or
                    (iv) any claim that his, her or its Membership Interests were wrongfully repurchased by the Company.
          13.2. Indemnity by the Buyer. The Buyer agrees to indemnify and hold each of the Sellers harmless from and with respect to any and all Damages, related to or arising directly or indirectly out of any breach by the Buyer of any representation or warranty or covenant made by the Buyer in this Agreement.
          13.3. Indemnification Claims.
               (a) The Buyer shall give written notification to the Seller Representative of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Buyer in so notifying the Seller Representative shall relieve the Sellers of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Seller Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Seller Representative may only assume control of such defense if (A) it acknowledges in writing to the Buyer that any damages, fines, costs or other liabilities that are assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Section 13 and (B) the ad damnum is less than or equal to the amount of Damages for which the Sellers are liable under this Section 13 and (ii) the Seller Representative may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Buyer. If the Seller Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 13.3 or (ii) the Seller Representative assumes control of such defense and the Buyer reasonably concludes that the Sellers and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. The Seller Representative shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed. The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed.
               (b) In order to seek indemnification under this Section 13, an Indemnified Party shall deliver to the Indemnifying Party a written notification which contains (i) a description of and amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (the “Claimed Amount”) of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 10.3(c) or Section 13 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages (a “Claim Notice”).

               (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking or required to enforce such claim pursuant to Section 13.7, the Buyer shall reduce the Subsequent Consideration to be paid or issued hereunder pursuant to Section 13.7), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking or required to enforce such claim pursuant to Section 13.7, the Buyer shall reduce the Subsequent Consideration to be issued or paid hereunder pursuant to Section 13.7) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (a “Response”).
               (d) During the 30-day period following the delivery of a Response in which the Indemnifying Party disputes its liability for all or part of the Claimed Amount (a “Dispute”), the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.
               (e) For purposes of this Section 13.3 if the Sellers comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Seller Representative, and (ii) if the Sellers comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Seller Representative. The Seller Representative shall have full power and authority on behalf of each Seller to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Sellers under this Section 13. The Seller Representative shall have no liability in to any Seller for any action taken or omitted on behalf of the Sellers pursuant to this Section 13.
          13.4. Limitations of Liability.
               (a) Subject to paragraphs (c)-(f) below, the Sellers shall not be required to indemnify the Buyer hereunder with respect to claims for Damages under Section 13.1(a) and/or (b) except to the extent that the aggregate amount of Damages with respect to any claim or series of related claims for which the Buyer is otherwise entitled to indemnification pursuant to Section 13.1(a) and/or (b) exceeds the Minimum Claim Amount (it being understood and agreed that the Sellers shall not be liable for any Damages with respect to any claim or series of related claims in the event that such Damages are less than the Minimum Claim Amount) and the aggregate amount of Damages for which the Buyer is otherwise entitled to indemnification pursuant to Section 13.1(a) and/or (b) exceeds the Deductible Amount (it being understood and agreed that (i) any such claim or series of related claims for Damages of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (ii) the Deductible Amount is intended as a deductible, and the Sellers shall not be liable for any Damages less than the Deductible Amount for which the Buyer is otherwise entitled to indemnification); provided, however, that the Minimum Claim Amount and the Deductible Amount shall not apply to any fraudulent misrepresentation or the misrepresentation, breach or inaccuracy of any representation or warranty made by the Company or any Seller, as applicable, in any of the following Sections: 3.1 (organization; authority; binding effect), 3.3 (capitalization), 3.7 (Taxes), 3.17 (Indebtedness), 4.1 (right to sell Units), 4.2 (title to Units), 4.4 (litigation); 4.5 (brokers) and 4.6 (investment intent) (collectively, the “Excluded Warranty Claims”).
               (b) (A) the aggregate Damages payable by the Sellers under this Agreement with respect to all claims for indemnification under Section 13.1(a) and/or (b) shall not exceed an amount equal to the Maximum Amount, and (B) the aggregate Damages payable by each Seller pursuant to Section 13.1(a) and/or (b) with respect to all claims for indemnification shall not exceed an amount equal to the Maximum Amount multiplied by such Seller’s Pro Rata Share; provided, however, that the Maximum Amount shall not apply to any fraudulent misrepresentation or the misrepresentation, breach or inaccuracy of any representation or warranty made by the Company in any of the following Sections: 3.1 (organization; authority; binding effect), 3.3 (capitalization), 3.7 (Taxes), and 3.17 (Indebtedness); provided, further, that the Maximum Amount shall not apply to any fraudulent misrepresentation or the misrepresentation, breach or inaccuracy of any representation or warranty made by a Seller in any of the following Sections: 4.1 (right to sell Units), 4.2 (title to Units), 4.4 (litigation); 4.5 (brokers) and 4.6 (investment intent).

               (c) All representations and warranties that are covered by the indemnification agreements in Section 13.1(a) and (b) shall (i) survive the Closing and (ii) shall expire on the date twelve months following the Closing Date, except that (1) the representations and warranties set forth in Sections 3.1, 3.3, 4.1, 4.2, 4.4 4.5 and 4.6 shall survive the Closing without limitation and (2) the representations and warranties set forth in Sections 3.7, and 3.17 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein (including any extensions of such statutes of limitation). All representations and warranties that are covered by the indemnification agreements in Section 13.2 shall (i) survive the Closing and (ii) shall expire on the date twelve months following the Closing Date, except that the representations and warranties set forth in Sections 5.1, 5.2 and 5.5 shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a claim notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. The rights to indemnification set forth in this Section 13 shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
               (d) [Intentionally Omitted].
               (e) The amount of any Damages for which indemnification is provided under Section 10.3(c) or this Section 13 shall be net of (i) any amounts recovered by the Indemnified Party or its Affiliates as a result of any indemnification by any third party, and (ii) any insurance proceeds or other amounts received by the Indemnified Party or its Affiliates from third parties with respect to such Damages. If any such insurance proceeds and/or other amounts are received by the Indemnified Party after payment by any Indemnifying Party of any amount otherwise required to be paid to the Indemnified Party pursuant to Section 10.3(c) or this Section 13, the Indemnified Party shall repay to such Indemnifying Party, promptly after receipt of such insurance proceeds and/or other amounts, the amount that such Indemnifying Party would not have had to pay pursuant to this Section 13 had such insurance proceeds and/or other amounts been received by the Indemnified Party prior to such Indemnifying Party’s payment under this Section 13.
               (f) Any indemnification payments made by any of the Sellers pursuant to Section 10.3(c) or this Section 13 shall be treated by all parties as an adjustment to the Purchase Price hereunder.
          13.5. Expiration of Representations and Warranties; Scope of Sellers’ Liability. The Buyer and the Sellers acknowledge and agree that following the Closing, except with respect to claims based upon fraud and injunctive relief provided elsewhere and except as otherwise provided in this Agreement, the indemnification provided by Section 10.3 and Section 13 shall be the sole and exclusive remedy for any Damages of the Buyer or the Sellers with respect to this Agreement and any Exhibit or Schedule hereto or any certificate delivered hereunder. The Buyer and the Sellers acknowledge that this Section 13.5 has been negotiated fully by the Buyer and the Sellers and that the Buyer and the Sellers would not have entered into this Agreement but for the inclusion of this Section 13.5.
          13.6. Damages. Notwithstanding anything to the contrary contained herein, no party shall be entitled to claim, and each party hereby expressly waives any right to, any and all consequential, incidental, punitive and other special damages (regardless of legal theory).
          13.7. Set-Off Rights.
               (a) Buyer shall have a direct right of setoff against Buyer’s obligation to pay or issue the Subsequent Consideration to satisfy any indemnification obligations of the Sellers hereunder. To the extent that Buyer elects to pay any portion of the Subsequent Consideration in cash, any right of setoff pursuant to this Section 13.7 shall be first applied against such cash portion of the Subsequent Consideration, if any. To the extent that such cash portion of the Subsequent Consideration, if any, is insufficient to satisfy Buyer’s direct right of setoff, Buyer may setoff any remaining Damages against the Shares that would otherwise be issued as Subsequent Consideration.

For the purposes hereof, the number of Shares to be applied to any such obligation shall be a number equal to the amount of Damages divided by the greater of: (i) the product of the average closing price on NASDAQ for the Common Stock for the five (5) Business Days prior to Closing times 0.60; or (ii) the average closing price on NASDAQ for the Common Stock for the thirty (30) Business Days prior to prior to the date that is the earlier to occur of: (y) the date the Seller Representative delivers to the Buyer a Response that does not reflect a Dispute with respect to such Claim Notice and (z) the Triggering Date.
               (b) If the Buyer is entitled to be indemnified pursuant to Section 13.1(a) or (b) prior to the Triggering Date, then any Damages thereunder to be indemnified shall be satisfied solely by reducing the Subsequent Consideration to be issued or paid hereunder by the amount calculated pursuant to Section 13.7(a); provided, however, that the limitation to the right of setoff set forth in this Section 13.7(b) shall not apply to any Damages arising as a result of any fraudulent misrepresentation, or the misrepresentation, breach or inaccuracy of any of the Excluded Warranty Claims.
               (c) Notwithstanding any other provision of this Agreement, with respect to claims made pursuant to Sections 13.1(c)-(f), and in the case of any fraudulent misrepresentation and misrepresentations, breaches or inaccuracies of the Excluded Warranty Claims (other than misrepresentations, breaches or inaccuracies of the representations set forth in Section 3.7 and indemnification pursuant or relating to Section 10.3(c)), prior to the Triggering Date, the Buyer shall:
                    (i) look first to its direct right of setoff set forth in this Section 13.7 for recourse if and to the extent that there is sufficient unissued or unpaid Subsequent Consideration available to satisfy such claim, and
                    (ii) have recourse directly against the Sellers for amounts in excess of the actual dollar value of Damages recovered through the direct right of setoff set forth in this Section 13.7.
               (d) Notwithstanding any other provision of this Agreement, with respect to misrepresentations, breaches, or inaccuracies of the representations set forth in Section 3.7, and indemnification obligations of Sellers pursuant or relating to Section 10.3(c), the Buyer may, but shall not be obligated to, exercise its direct right of setoff set forth in this Section 13.7 before seeking recourse directly against the Sellers.
               (e) Notwithstanding any other provision of this Agreement, if a Dispute exists which has not been finally resolved as of the Triggering Date, Buyer shall be entitled to exercise its direct right of setoff against its obligation to issue or pay the Subsequent Consideration with respect to the aggregate Damages specified in such Claim Notice, pending final resolution of such Dispute.
               (f) In accordance with Section 13.4(f), indemnification payments made by reducing the amount of Deferred Consideration in accordance with this Section shall be treated by all parties as an adjustment to the Purchase Price hereunder.
          13.8. Sellers’ Pro Rata Share. Notwithstanding any other provision of this Agreement, in no event shall the maximum liability of any Seller under this Section 13 or Section 10.3(c) exceed such Seller’s Pro Rata Share of the Purchase Price.
          14. TERMINATION.
          14.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:
               (a) By mutual written consent of the Buyer and the Seller Representative, on behalf of the Sellers;
               (b) In the event that the Closing does not occur on or before January 12, 2007, the Buyer may terminate this Agreement at any time after the close of business on such date by delivering a written notice to the Seller Representative so long as such failure to close is not a result of a breach by the Buyer of any of its obligations hereunder;
               (c) In the event that the Closing does not occur on or before January 12, 2007, the Seller Representative, on behalf of the Sellers, may terminate this Agreement at any time after the close of business on such date by delivering a written notice to the Buyer so long as such failure to close is not a result of a breach by the Sellers of any of their (or the Company’s) respective obligations hereunder;
               (d) The Buyer may terminate this Agreement by written notice to the Seller Representative if any of the Sellers shall have breached any of their respective representations, warranties or obligations under this Agreement and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Sections 7.1 or 7.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller Representative of written notice of such breach; or
               (e) The Seller Representative, on behalf of the Sellers, may terminate this Agreement by written notice to the Buyer if the Buyer shall have breached any of its representations, warranties or obligations under this Agreement and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Sections 8.1 or 8.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller Representative of written notice of such breach.
          14.2. Effect of Termination. If the Buyer and the Seller Representative, on behalf of the Sellers, mutually consent to terminate this Agreement pursuant to Section 14.1(a) above, all rights and obligations of the parties hereunder shall terminate (other than the rights and obligations of the parties under Section 15.1) without any liability of any party to any other party. Any termination of this Agreement pursuant to Sections 14.1(b), (c), (d) or (e) above shall not relieve any party from any liability for any willful breach of such party’s obligations under this Agreement to any other party.
          15. GENERAL.
          15.1. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by (a) the Buyer if incurred for the Buyer’s account or (b) the Sellers if incurred for the account of the Sellers or the Company, provided, however, that the cash portion of the Transaction Expenses shall be deducted from the Purchase Price pursuant to Section 1.2 and paid by the Buyer at Closing pursuant to Section 2.2(d).
          15.2. Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, as follows:
If to the Company, to:
Subimo, LLC
203 North LaSalle Street
Suite 2100
Chicago, Illinois 60601
Attention: President
cc: General Counsel
Fax: (708) 366-8636
with copies sent contemporaneously to (which copy shall not constitute notice):
Freeborn & Peters LLP
311 South Wacker Drive
Suite 3000

Chicago, Illinois 60606
Attention: Peter I. Mason
Fax: (312) 360-6570
If to the Sellers or the Seller Representative, to:
Ann Mond Johnson
543 Monroe Ave.
River Forest, Illinois 60305
with a copy sent contemporaneously to (which copy shall not constitute notice):
Freeborn & Peters LLP
311 South Wacker Drive
Suite 3000
Chicago, Illinois 60606
Attention: Peter I. Mason
Fax: (312) 360-6570
If to the Buyer, to:
WebMD Health Corp.
111 Eighth Avenue
7th Floor
New York, NY 10011
Attention: General Counsel
Fax: (212) 624-3773
with a copy sent contemporaneously to (which copy shall not constitute notice):
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Jeffrey A. Stein
Fax: (617) 526-5000
     Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by facsimile, when dispatched if during a Business Day, and otherwise on the next Business Day.
          15.3. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof (other than the Confidentiality and Non-Disclosure Agreement dated August 25, 2006, in favor of the Company) and shall not be amended except by a written instrument hereafter signed by the Buyer, the Company, and the Seller Representative.
          15.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal Laws (and not the choice-of-law rules) of the State of Illinois.
          15.5. Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as “Section” or “paragraph.” The headings of Sections and paragraphs are for reference only and shall not limit or control the meaning thereof.
          15.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that the Buyer may assign its rights, but not its obligations, hereunder to any Person providing financing to the Buyer for the purchase of the Units hereunder.
          15.7. Further Assurances. The Sellers, the Company and the Buyer shall execute and deliver to all appropriate other parties such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.
          15.8. No Implied Rights or Remedies. Except as set forth in Section 10.2 and as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, firm or corporation, other than the Sellers, the Company and the Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.
          15.9. [Intentionally Omitted].
          15.10. Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile counter-part signatures to this Agreement shall be acceptable and binding.
          15.11. Enforceability of this Agreement; Satisfaction of Conditions Precedent. The Sellers and the Buyer will each use reasonable best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 15.11 shall obligate any party hereto to waive any right or condition under this Agreement. Except as otherwise provided by this Agreement, the Buyer’s obligation to pay the Deferred Consideration pursuant to Section 1.2(d) is specifically enforceable at the election of the Seller Representative, and Buyer agrees that it shall reimburse the Seller Representative for any and all fees, costs and expenses (including fees and expenses of counsel) reasonably incurred by the Seller Representative in enforcing such obligation.
          15.12. Public Statements or Releases. Except as otherwise required by applicable Law, each of the parties hereto agrees that prior to the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement, the transactions contemplated hereby or any negotiations or discussions related hereto, without first obtaining the prior consent of the other parties hereto. Each of the parties hereto further agrees to provide written notice to the other parties to this Agreement, promptly upon the knowledge thereof, of any obligation under applicable Law to make, issue or release any such public announcement, statement or acknowledgment.
          15.13. Business Records. The Buyer acknowledges that the business records of the Company relating to its operations prior to Closing will be acquired by the Buyer in connection with the consummation of the transactions contemplated hereby, and that the Sellers may from time to time require access to or copies of such records. The Buyer agrees that upon reasonable prior notice from any Seller, it will, during normal business hours, provide such Seller with access to or copies of such records. Each Seller hereby agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Buyer agrees that it will not within six (6) years after the Closing Date destroy any business records of the Company prepared prior to the Closing without first notifying the Seller Representative, and affording the Seller Representative the opportunity to remove or copy such records. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with Section 15.2 shall be deemed to be adequate notice if not responded to in writing by the Seller Representative within ninety (90) days.
          15.14. Seller Representative. By the execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints Ann Mond Johnson as the true and lawful agent and attorney-in-fact (the “Seller Representative”) of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to the transfer of the Shares owned by the Sellers to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

               (a) to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Sellers and to transact matters of litigation;
               (b) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;
               (c) to execute and deliver all amendments and waivers to this Agreement that the Seller Representative deems necessary or appropriate, whether prior to, at or after the Closing;
               (d) to receive funds, make payments of funds, and give receipts for funds;
               (e) to receive funds for the payment of expenses of the Sellers and apply such funds in payment for such expenses;
               (f) to do or refrain from doing any further act or deed on behalf of the Sellers that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present; and
               (g) to receive service of process in connection with any claims under this Agreement.
     The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. All notices required to be made or delivered by the Buyer to the Sellers described above in this Section 15.14 shall be made to the Seller Representative for the benefit of the Sellers and shall discharge in full all notice requirements of the Buyer to the Sellers with respect thereto. The Sellers hereby confirm all actions that the Seller Representative shall do or cause to be done by virtue of its appointment as the Seller Representative of the Sellers. The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement, but the Seller Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance of its duties under this Agreement, other than loss or damage arising from willful violation of Law or gross negligence in the performance of its duties under this Agreement. Sellers agree jointly and severally to indemnify, defend and hold harmless the Seller Representative from and against any and all loss, damage, liability and expense that may be incurred by the Seller Representative arising out of or in connection with its appointment as Seller Representative under this Agreement (except such as may result from the Seller Representative’s willful violation of Law or gross negligence in the performance of its duties under this Agreement), including the legal costs of defending itself against any claim or liability in connection with its performance under this Agreement and all other documents and agreements executed and delivered by the Seller Representative in connection with this Agreement. The Seller Representative, each Seller and the Buyer expressly acknowledge that the Seller Representative shall have no authority or responsibility to act on behalf of any Seller in connection with any claim, action or proceeding initiated against such Seller pursuant to a breach by such Seller of Such Seller’s individual representations, warranties or covenants hereunder.
          15.15. [Intentionally Omitted].
          15.16. Interpretation; Exhibits and Schedules. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. Any references to the masculine, feminine, or neuter gender shall include such other genders and any references to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and the Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein.
          15.17. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this

Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written), or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Unit Purchase Agreement to be duly executed and delivered as of the date and year first above written.

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley

Name:	Douglas W. Wamsley
Title:	EVP

SUBIMO, LLC

By:	/s/ Ann Mond Johnson

Name:	Ann Mond Johnson
Title:	President

SELLER REPRESENTATIVE:

/s/ Ann Mond Johnson

Name:	Ann Mond Johnson

PRINCIPAL UNITHOLDERS:

/s/ Ann Mond Johnson

Name:	Ann Mond Johnson

/s/ John R. Fiacco

Name:	John R. Fiacco

/s/ Joseph R. Donlan

Name:	Joseph R. Donlan

/s/ Tracy J. Heilman

Name:	Tracy J. Heilman

/s/ Anthony Cagle

Name:	Anthony Cagle

/s/ David Shevock

Name:	David Shevock

/s/ Gail Matejcic

Name:	Gail Matejcic

List of Schedules and Exhibits

Schedules
1.1	Sellers
1.5	Withholding Taxes for Option Exercise
1.6(b)	Tax Reporting for Option Exercise
3.3(b)	Units
3.3(c)	Company Equity Plans and Options
3.3(d)	Capitalization
3.3(e)	Capitalization
3.4	Non-Contravention
3.6	Financial Statements
3.7	Taxes
3.7(h)	Tax Returns
3.7(k)	Tax Audits and Returns
3.8	Absences of Certain Changes
3.8(f)	Changes in Compensation
3.9	Litigation
3.10	Conformity to Laws
3.11(b)	Real Property and Environmental Matters
3.11(b)(iv)	Real Property and Environmental Matters
3.12(b)	Fixed Assets and Tangible Assets
3.13(a)	Insurance Policies
3.13(b)	Insurance Claims
3.14(a)	Contracts
3.14(c)	Customer Contracts
3.15	Employee Benefit Plans
3.16(a)	Company Registrations
3.16(c)	Ownership; Sufficiency
3.16(e)	Infringement by Company
3.16(g)	Outbound IP Agreements
3.16(h)	Inbound IP Agreements
3.16(i)	Source Code
3.16(j)	Authorship
3.16(k)	Open Source Code
3.16(m)	Quality
3.16(n)	Support and Funding
3.16(o)	Commitments
3.17	Indebtedness
3.18	Labor Relations
3.21(a)	Significant Customers and Suppliers
3.21(c)	Performance Obligations
3.22(a)	Site Data
3.22(b)	Site Data
3.25	Projections
3.26	Bank Accounts; Powers of Attorney
3.31	Permits
3.32	Employees
3.33(b)	Controls and Procedures
3.34	Real Property Leases
4.2	Title to Units, Security Interests, Etc.
7.10(a)	Certain Notices
9	Sellers’ Broker’s Fee

Exhibits
A	Founders
B	Pro Forma Net Working Capital
C	Opinion of Freeborn & Peters LLP
D	Joinder
E	Investment Representation Letter